As filed with the Securities and Exchange Commission on May 30, 2024

Registration No. 333-239264

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AETERNA ZENTARIS INC.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Canada	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Norton Rose Fulbright Canada, LLP,

222 Bay Street, Suite 3000,

PO Box 53, Toronto ON M5K 1E7, Canada

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Klaus Paulini, PhD

President and Chief Executive Officer

Aeterna Zentaris Inc.

c/o Norton Rose Fulbright Canada, LLP,

222 Bay Street, Suite 3000,

PO Box 53, Toronto ON M5K 1E7, Canada

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Janet Grove, Esq. Trevor Zeyl, Esq. Norton Rose Fulbright Canada LLP 222 Bay Street, Suite 3000, P.O. Box 53, Toronto ON M5K 1E7 Canada (416) 216-4792	Scott Saks, Esq. Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, New York 10019-6022 United States (212) 318-3151

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(c) of the Securities Act or until this post-effective amendment number 5 to the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c) of the Securities Act, may determine.

EXPLANATORY NOTE

Aeterna Zentaris Inc., a corporation incorporated under the laws of Canada (“Aeterna Zentaris”, “we”, “us”, the “Company” or the “Registrant”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form F-1 (Registration number 333-239264) which was declared effective by the SEC on July 1, 2020 (the “Form F-1”).

On March 27, 2024, the Registrant filed its Annual Report on Form 20-F for the year ended December 31, 2023 (File No. 001-38064) (the “Form 20-F”) with the SEC.

As previously announced, on December 14, 2023 Aeterna Zentaris and Ceapro Inc. (“Ceapro”) entered into an Arrangement Agreement (as amended by the Amendment Agreement, dated January 16, 2024, and as may be further amended, supplemented or otherwise modified from time to time, the “Arrangement Agreement”), pursuant to which Aeterna Zentaris and Ceapro undertook a business combination transaction (the “Arrangement”). Pursuant to the Arrangement Agreement, and subject to the terms and conditions therein, Aeterna Zentaris will acquire all of the issued and outstanding common shares in the capital of Ceapro in a company-approved Plan of Arrangement (the “Plan of Arrangement”) under the Canada Business Corporations Act such that Ceapro will become a wholly-owned subsidiary of Aeterna Zentaris and Aeterna Zentaris will continue the operations of Aeterna Zentaris and Ceapro on a combined basis (the “Combined Company”).

On May 15, 2024, the Registrant furnished a Report on Form 6-K (the “May 15 Form 6-K”) with the SEC that included certain updated information relating to the Plan of Arrangement, Ceapro (including its consolidated financial statements for the year ended December 31, 2023) and the Combined Company (including unaudited pro forma combined consolidated financial information of the Combined Company).

This Post-Effective Amendment No. 5 (the “Post-Effective Amendment No. 5”) to the Form F-1 is being filed by the Registrant (i) to incorporate by reference into the Form F-1, the Form 20-F, the May 15 Form 6-K and certain other Reports on Form 6-K submitted by the Registrant with the SEC as indicated in the prospectus included in the Form F-1 under the heading “Documents Incorporated by Reference” and (ii) to include certain other information in the Form F-1. The information contained on any websites referenced in the Form 20-F, the May 15 Form 6-K and any other report or document incorporated by reference into this Form F-1, including any exhibits thereto, are not incorporated by reference or deemed to be a part of this Form F-1.

On May 3, 2024, Aeterna Zentaris’ 4:1 share consolidation (or reverse stock split) (the “Share Consolidation”) of Aeterna Zentaris’ common shares (the “Common Shares”) became effective on the basis of one post-Share Consolidation Common Share for every four pre-Share Consolidation Common Shares and the Common Shares commenced trading on a post-Share Consolidation basis on the Toronto Stock Exchange (“TSX”) and the NASDAQ Capital Markets (“Nasdaq”) at the opening of trading on such date. Unless otherwise indicated, all references to numbers of our Common Shares, including the Common Shares issuable upon exercise of warrants offered pursuant to the prospectus included in the Form F-1, and all outstanding convertible securities, including the warrants exercisable for the Common Shares offered by the prospectus included in the Form F-1, have been adjusted to reflect the Share Consolidation as if it had already occurred.

This Post-Effective Amendment No. 5 contains an updated prospectus relating to the offer and sale of the Registrant’s Common Shares issuable upon the exercise of warrants registered under the Form F-1.

All filing fees payable in connection with the registration of the securities registered by the Form F-1 were paid by the Registrant at the time of the initial filing of the Form F-1.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 30, 2024

PRELIMINARY PROSPECTUS

56,211 Common Shares

Issuable upon Exercise of Warrants

Aeterna Zentaris Inc.

We are offering up to 56,211 of our common shares, no par value per share (“Common Shares”), which are issuable upon the exercise of warrants (each a “Common Warrant”) at an exercise price per whole Common Share of $45.00. The Common Warrants were initially offered and sold by us pursuant to a prospectus dated July 1, 2020 as part of a public offering of Common Shares, Common Warrants and certain other warrants to purchase Common Shares. Such prospectus also covered the offer and sale by us of the Common Shares underlying the Common Warrants. No securities are being offered pursuant to this prospectus other than the Common Shares that will be issued upon the exercise of the Common Warrants.

In order to obtain the Common Shares offered hereby, holders of Common Warrants must pay the applicable exercise price per whole Common Share. The Common Warrants were exercisable upon issuance, and will expire on July 7, 2025. Each Common Share (including Common Shares underlying the Common Warrants) offered under this prospectus has associated with it one right to purchase a Common Share under our Rights Plan (as defined herein). Please see the section entitled “Description of Common Warrants” in this prospectus for a more detailed discussion. We will receive proceeds from the exercise of the Common Warrants but not from the sale of the underlying Common Shares.

Our Common Shares are listed on both the NASDAQ Capital Market (“NASDAQ”) and on the Toronto Stock Exchange (“TSX”) under the symbol “AEZS”. On May 29, 2024, the last reported sales price of our Common Shares on NASDAQ was $10.25 per share and on TSX was C$13.90 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Investing in our securities involves a high degree of risk. Before making any decision to invest in our securities, you should carefully consider the information disclosed under “Risk Factors” beginning on page 14 of this Prospectus, as well as those risk factors contained or incorporated by reference into this Prospectus.

The securities offered by this prospectus have not been qualified in Canada and may not be offered or sold in Canada except pursuant to a Canadian prospectus or an exemption from the prospectus requirements under applicable Canadian securities laws. The Company has not filed and does not intend to file a Canadian prospectus in connection with the securities offered by this prospectus.

The date of this Prospectus is            , 2024

PLAN OF ARRANGEMENT

As previously announced, on December 14, 2023 Aeterna Zentaris and Ceapro Inc. (“Ceapro”) entered into an Arrangement Agreement (as amended by the Amendment Agreement, dated January 16, 2024, and as may be further amended, supplemented or otherwise modified from time to time, the “Arrangement Agreement”), pursuant to which Aeterna Zentaris and Ceapro undertook a business combination transaction (the “Arrangement”). Pursuant to the Arrangement Agreement, and subject to the terms and conditions therein, Aeterna Zentaris will acquire all of the issued and outstanding common shares in the capital of Ceapro in a company-approved Plan of Arrangement (the “Plan of Arrangement”) under the Canada Business Corporations Act such that Ceapro will become a wholly-owned subsidiary of Aeterna Zentaris and Aeterna Zentaris will continue the operations of Aeterna Zentaris and Ceapro on a combined basis (the “Combined Company”).

In connection with the Plan of Arrangement, we are issuing 633,583 warrants (“Aeterna Zentaris New Warrants”) to all of the holders (the “Shareholders”) of our Common Shares and all of the holders (the “Aeterna Warrant Holders”) of our outstanding warrants to purchase Common Shares (“Aeterna Zentaris Adjusted Warrants”), including the warrants exercisable for the Common Shares offered by this prospectus, as of the close of business on May 30, 2024. The Aeterna Zentaris New Warrants are expected to be distributed on or about May 31, 2024, and the transaction is expected to close on or about June 3, 2024. We filed a separate Registration Statement on Form F-1 (File No. 333-277115) with the SEC for the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the Aeterna Zentaris New Warrants and the Common Shares issuable upon exercise thereof being offered in the Plan of Arrangement.

We are also issuing in the Plan of Arrangement (i) up to 1,847,719 Common Shares (the “Aeterna Plan Shares”) to the holders of Ceapro’s outstanding common shares (“Ceapro Shares”), and (ii) replacement options (the “Replacement Options”) exercisable for up to 67,929 Common Shares in exchange for outstanding options (vested and unvested) to purchase Ceapro common shares that Ceapro issued pursuant to its employee plans (“Ceapro Options”), in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, filed with the SEC. Statements contained in this prospectus about the contents of any document are not necessarily complete. If SEC rules require that a document be filed as an exhibit to the registration statement, please see such document for a complete description of these matters.

The SEC allows us to “incorporate by reference” information into this prospectus and the registration statement of which this prospectus is a part, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus incorporates by reference the Annual Report on Form 20-F for the year ended December 31, 2023 we filed with the SEC on March 27, 2024, the Report on Form 6-K we furnished with the SEC on May 15, 2024 as well as certain additional Reports on Form 6-K we have furnished and filed with the SEC.

References in this prospectus to the “Form 20-F” are to our Annual Report on Form 20-F for the year ended December 31, 2023 (File No. 001-38064) we filed with the SEC on March 27, 2024, which is incorporated herein by reference.

References in this prospectus to the “May 15 Form 6-K” are to the Report on Form 6-K we furnished with the SEC that included certain updated information relating to the Plan of Arrangement, Ceapro (including its consolidated financial statements for the year ended December 31, 2023) and the Combined Company (including unaudited pro forma combined consolidated financial information of the Combined Company), which is also incorporated herein by reference.

The full list of documents incorporated by reference into this prospectus and the registration statement of which this prospectus is a part are identified under the headings “Documents Incorporated by Reference.” Before purchasing any securities, you should carefully read this prospectus in its entirety, together with the additional information described under the headings, “Documents Incorporated by Reference” and “Where You Can Find Additional Information” in this prospectus.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction or in any circumstances where it is unlawful to make such offer or solicitation. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide information different from that contained, or incorporated by reference, in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. If anyone provides you with different or inconsistent information, you should not rely on it. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information included or incorporated by reference in this prospectus and any free writing prospectus prepared by us or on our behalf.

You should assume that the information contained in this prospectus and the documents incorporated by reference herein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. If any statement in a document incorporated by reference in this prospectus is inconsistent with a statement in a document incorporated by reference in this prospectus with a later date or a statement set forth directly in this prospectus, the statement in the document incorporated by reference with the later date or the statement set forth directly in this prospectus, as the case may be, modifies or supersedes the earlier statement. If any statement in this prospectus or incorporated by reference in this prospectus is inconsistent with a statement in another document having a later date—for example, a prospectus supplement filed after the date of this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

1

Except as otherwise indicated, the information concerning Ceapro contained and incorporated by reference in this prospectus is based solely on information provided to Aeterna Zentaris by Ceapro or is taken from, or is based upon, publicly available information. Information concerning Ceapro should be read together with, and is qualified by, the documents and information related to Ceapro incorporated by reference herein. In the Arrangement Agreement, Ceapro provided a covenant to ensure that no information provided by it in connection with this prospectus will include any misrepresentation or omit to state a material fact required to be stated in this prospectus in order to make such information not misleading in light of the circumstances in which it is disclosed. Although we have no knowledge that would indicate that any of the information provided by Ceapro is untrue or incomplete, neither we nor any of our officers or directors assumes any responsibility for the failure by Ceapro to disclose facts or events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to us. We have no knowledge of any material information concerning Ceapro that has not been generally disclosed.

In this prospectus, unless otherwise indicated, references to “we”, “us”, “our”, “Aeterna Zentaris” the “Corporation” or the “Company” are to Aeterna Zentaris Inc., a Canadian corporation, and its consolidated subsidiaries, prior to consummation of the Plan of Arrangement, unless it is clear that such terms refer only to Aeterna Zentaris Inc. excluding its subsidiaries.

In this prospectus, unless otherwise indicated, references to “Ceapro” are to Ceapro Inc., a corporation existing under the federal laws of Canada, and its consolidated subsidiaries, prior to consummation of the Plan of Arrangement, unless it is clear that such terms refer only to Ceapro Inc. excluding its subsidiaries.

In this prospectus, unless otherwise indicated, references to the “Combined Company” are to Aeterna Zentaris, and its consolidated subsidiaries, after the completion of the Plan of Arrangement, unless it is clear that such terms refer only to Aeterna Zentaris, excluding its subsidiaries, after the completion of the Plan of Arrangement.

The financial statements included in or incorporated by reference into this prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), and thus may not be comparable to financial statements of United States (“U.S.”) companies.

Certain information presented in this prospectus, including certain documents incorporated by reference herein, may include non-IFRS measures that are used by us as indicators of financial performance. These financial measures do not have standardized meanings prescribed under IFRS and our computation may differ from similarly-named computations as reported by other entities and, accordingly, may not be comparable. These financial measures should not be considered as an alternative to, or more meaningful than, measures of financial performance as determined in accordance with IFRS as an indicator of performance. We believe these measures may be useful supplemental information to assist investors in assessing our operational performance and our ability to generate cash through operations. The non-IFRS measures also provide investors with insight into our decision making as we use these non-IFRS measures to make financial, strategic and operating decisions.

Unless otherwise stated, currency amounts in this prospectus are stated in United States dollars, or “$” or “US$”. All references to “C$” are to Canadian dollars.

Aeterna Zentaris’ historical financial statements are presented in US dollars and Ceapro’s historical financial statements are presented in Canadian dollars. Unless otherwise indicated, all monetary information included or incorporated by reference in this prospectus related to Aeterna Zentaris is presented in US dollars and all monetary information included or incorporated by reference in this prospectus related to Ceapro is presented in Canadian dollars.

The unaudited pro forma condensed consolidated financial information of the Combined Company included or incorporated by reference in this prospectus is presented in Canadian dollars. Aeterna Zentaris’ financial statements were translated from US dollars to Canadian dollars in the unaudited pro forma condensed consolidated statement of financial position of the Combined Company as at December 31, 2023 at a spot exchange rate of C$1.3495 = US$1.00. Aeterna Zentaris’ financial statements were translated from US dollars to Canadian dollars in the statement of loss of the Combined Company at the average exchange rate of C$1.3495 = US$1.00 for the year ended December 31, 2023.

It has not yet been determined which currency the Combined Company’s financial statements will be presented if the Plan of Arrangement is consummated.

On May 3, 2024, Aeterna Zentaris’ 4:1 share consolidation (or reverse stock split) (the “Share Consolidation”) of Aeterna Zentaris’ common shares (the “Common Shares”) became effective on the basis of one post-Share Consolidation Common Share for every four pre-Share Consolidation Common Shares and the Common Shares commenced trading on a post-Share Consolidation basis on the TSX and NASDAQ at the opening of trading on such date. Unless otherwise indicated, all references to numbers of our Common Shares, including the Common Shares issuable upon exercise of warrants offered pursuant to the prospectus included in the Form F-1, and all outstanding convertible securities, including the warrants exercisable for the Common Shares offered by the prospectus included in the Form F-1, have been adjusted to reflect the Share Consolidation as if it had already occurred.

2

PROSPECTUS SUMMARY

This summary highlights selected information about us, Ceapro, the Plan of Arrangement, this offering and information contained in greater detail elsewhere in this prospectus and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should carefully read and consider this entire prospectus and the documents, and information incorporated by reference into this prospectus, including the financial statements and related notes of Aeterna Zentaris and Ceapro, the unaudited pro forma combined consolidated financial statements and “Risk Factors,” before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

Aeterna Zentaris

Aeterna Zentaris is a specialty biopharmaceutical company commercializing and developing therapeutics and diagnostic tests. The Company’s lead product, Macrilen® (macimorelin), is the first and only FDA and EMA approved oral test indicated for the diagnosis of patients with AGHD. Macimorelin is currently marketed under the tradename Ghryvelin™ in the European Economic Area and under the tradename “Macimorelin 60 mg granules for oral suspension in sachet” in the UK through an exclusive licensing agreement with Atnahs Pharma UK Ltd. (“Pharmanovia”). Aeterna Zentaris’ several other license and commercialization partners are also seeking approval for commercialization of macimorelin in Israel and the Palestinian Authority, the Republic of Korea, Turkey and several non-European Union Balkan countries. Aeterna Zentaris is actively pursuing business development opportunities for the commercialization of macimorelin in North America, Asia and the rest of the world. We are also leveraging the clinical success and compelling safety profile of macimorelin to develop the compound for the diagnosis of CGHD, an area of significant unmet need.

Aeterna Zentaris is also dedicated to the development of therapeutic assets and has established a pre-clinical pipeline to potentially address unmet medical needs across a number of indications, with a focus on rare or orphan, including neuromyelitis optica spectrum disorder and Parkinson’s disease, chronic hypoparathyroidism and ALS (Lou Gehrig’s Disease).

Corporate Information

Aeterna Zentaris was incorporated on September 12, 1990 under the CBCA and continues to be governed by the CBCA. Our registered address is located at 222 Bay St., Suite 3000, Toronto, Ontario, Canada M5K 1E7 c/o Norton Rose Fulbright Canada LLP and we operate another office located at 315 Sigma Drive, Summerville, South Carolina 29486; our telephone number is +1 (843) 900-3223 and our website is www.zentaris.com. None of the documents or information found on our website shall be deemed to be included in or incorporated by reference into this prospectus, unless such document is specifically incorporated herein by reference as provided under “Documents Incorporated by Reference.” For additional information with respect to Aeterna Zentaris please refer to the Form 20-F, which is incorporated herein by reference.

In May 2004, we changed our name to Aeterna Zentaris Inc. On July 15, 2022, we completed the 25-to-1 2022 share consolidation (reverse stock split) and, previously, on November 17, 2015, we also completed a 100-to-1 share consolidation (reverse stock split). Our Common Shares commenced trading on a consolidated and adjusted basis on both the NASDAQ and the TSX on November 20, 2015. We completed a 4-to-1 Share Consolidation for our Common Shares on May 3, 2024, prior to the issuance of the Aeterna Zentaris New Warrants and the consummation of the Plan of Arrangement.

We currently have three wholly-owned direct and indirect subsidiaries: Aeterna Zentaris GmbH (“AEZS Germany”), based in Frankfurt am Main, Germany and incorporated under the laws of Germany; Zentaris IVF GmbH, a direct wholly-owned subsidiary of AEZS Germany based in Frankfurt am Main, Germany and incorporated under the laws of Germany; and Aeterna Zentaris, Inc., an entity incorporated in the State of Delaware with an office in the Charleston, South Carolina area in the U.S.

3

Plan of Arrangement with Ceapro

On December 14, 2023, Aeterna Zentaris entered into the Arrangement Agreement with Ceapro, pursuant to which Aeterna Zentaris and Ceapro agreed that, subject to the terms and conditions set forth in the Arrangement Agreement, including approvals from the TSXV, TSX and NASDAQ described below, on the Effective Date Aeterna Zentaris will acquire 100 percent of the Ceapro Shares pursuant to a company-approved plan of arrangement under the Canada Business Corporations Act (the “CBCA”) such that Ceapro will become a wholly-owned subsidiary of Aeterna Zentaris and Aeterna Zentaris will continue the operations of Aeterna Zentaris and Ceapro on a combined basis (the “Arrangement”). The terms of the Arrangement Agreement were the result of arm’s length negotiations between Aeterna Zentaris and Ceapro and their respective advisors.

If completed, the Plan of Arrangement will result in Aeterna Zentaris acquiring all of the issued and outstanding Ceapro Shares on the Effective Date, and Ceapro will become a wholly-owned subsidiary of Aeterna Zentaris and Aeterna Zentaris will continue the operations of Aeterna Zentaris and Ceapro on a combined basis.

On the Effective Date, existing Shareholders and former Ceapro Shareholders would own approximately 50% of the outstanding Common Shares assuming the exercise of all of the Aeterna Zentaris New Warrants and based on the number of Common Shares and Ceapro Shares issued and outstanding as of market close on December 13, 2023, the day prior to the execution of the Arrangement Agreement. For further information regarding the Combined Company, see section entitled “Information Concerning the Combined Company”.

Aeterna Zentaris has applied to list all of its Common Shares issuable upon the exercise of the Aeterna Zentaris New Warrants on the TSX and has filed an initial listing application with the NASDAQ for the continued listing of its Common Shares on NASDAQ as the exchange has determined that the Plan of Arrangement constitutes a “change of control” under its rules and regulations. The parties intend to rely upon the exemption from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and applicable state securities laws with respect to the issuance of the Consideration Shares and the Replacement Options pursuant to the Plan of Arrangement.

Following closing, Aeterna Zentaris and Ceapro have agreed to use their commercially reasonable efforts to delist the Ceapro Shares from the TSXV promptly following the Effective Date. Aeterna Zentaris and Ceapro also intend to apply for a decision for Ceapro to cease to be a reporting issuer under the Securities Laws of each jurisdiction of Canada in which it is a reporting issuer, if permitted by applicable Laws.

The Arrangement Agreement contains customary representations and warranties and is subject to customary conditions to closing and other restrictive covenants, including, but not limited to, the following:

●	Directors and Officers: Upon the occurrence of the Plan of Arrangement, effective as of the Effective Date, certain directors of Aeterna Zentaris will resign, the number of director seats on the Aeterna Zentaris Board will be increased and nominees of Ceapro will be appointed to fill such vacancies on the Aeterna Zentaris Board, to the extent permitted by law. Furthermore, Aeterna Zentaris will appoint a new Chief Executive Officer as of the Effective Date.

●	Non-Solicitation: Subject to certain exceptions, neither party will solicit or assist in the initiation of proposals that could result in an Acquisition Proposal by a third-party.

●	Notification of Proposals: A Party that receives an acquisition solicitation has to notify the other Party within 24 hours of its receipt of such solicitation and must provide certain information and details relating to such acquisition solicitation.

●	Superior Proposal: Notwithstanding other restrictions contained in the Plan of Arrangement, in the event a Party receives a superior proposal from a third-party, such Party may, subject to compliance with the terms of the Plan of Arrangement, enter into a definitive agreement with a party providing for an Acquisition Proposal so long as such Acquisition Proposal constitutes a Superior Proposal.

●	Termination of Arrangement Agreement: The parties may terminate the Arrangement Agreement upon the occurrence of certain conditions, and in any event, if the Effective Date has not occurred on or before June 14, 2024.

●	Termination Fees: Upon the occurrence of certain termination events pursuant to the terms of the Arrangement Agreement, Aeterna Zentaris shall be entitled to a fee of US$500,000 to be paid by Ceapro within the time(s) specified in the Arrangement Agreement in respect to each termination event.

4

For additional information with respect to the representations and warranties, conditions to closing and other terms in the Plan of Arrangement please refer to the section entitled “The Plan of Arrangement – Principal Terms of the Plan of Arrangement” and to the Arrangement Agreement incorporated by reference as Exhibit 2.1 to the registration statement of which this prospectus forms a part.

On December 14, 2023, each of the directors and officers of Aeterna Zentaris and Ceapro entered into lock-up agreements, the forms of which is attached to the Arrangement Agreement, pursuant to which, among other things, they have agreed to vote in favor of the Arrangement Agreement. On March 12, 2024, the shareholders of both Aeterna Zentaris and Ceapro approved the Plan of Arrangement, and on March 28, 2024, the Court of King’s Bench of Alberta issued its final order approving the Plan of Arrangement. No Ceapro Shareholders exercised their Dissent Rights in connection with the Plan of Arrangement.

Reasons for the Plan of Arrangement

In reaching its conclusions and formulating its recommendation, the Aeterna Zentaris Board (excluding the Aeterna Zentaris Non-Participating Director) reviewed a significant amount of technical, financial and operational information relating to Ceapro and Aeterna Zentaris and considered a number of factors and reasons, including those listed below. The following is a summary of the principal reasons for the unanimous determination of the Aeterna Zentaris Board that the Plan of Arrangement is in the best interests of Aeterna Zentaris and the unanimous recommendation of the Aeterna Zentaris Board (excluding the Aeterna Zentaris Non-Participating Director) that Shareholders vote in favor of the Issuance Resolution.

●	Greater potential for stable cashflow to support R&D of potentially higher return pharmaceutical products. Ceapro currently generates revenues from two main active ingredients, oat beta glucan and avenanthramides, extracted and purified using its proprietary technology. Cash from these products are planned to be used along with Aeterna Zentaris’ revenue from the commercialization or licensing of the macimorelin product to support the development of the Combined Company’s roster of high potential-return products, ideally creating growing and sustainable revenue for the Combined Company and our combined investors.

●	Greater diversification of commercial and development product pipeline lowers risk. The Combined Company is expected to benefit from an extensive and diversified pipeline of innovative products in development, including Ceapro’s quicker to market biotechnology products and Aeterna Zentaris’ potentially higher return, but longer-horizon, products. With this pipeline rejuvenation, the Combined Company is anticipated to boast:

(i)	more products in the pipeline that are closer to potential commercialization;

(ii)	an enhanced ability to strategically focus financial and company resources in a manner that provides the most value to the Combined Company and shareholders; and

(iii)	a more compelling value proposition and lower risk profile.

●	Expanded pharmaceutical research and development capabilities. Both Aeterna Zentaris and Ceapro bring deep expertise and knowledge that are expected to play a key role in advancing the Combined Company and development pipeline. The Combined Company will have the infrastructure to support development activities and potentially offer improved efficiencies, in addition to cost savings. The Combined Company, we will also have an expanded development pipeline of products which we are committed to prioritizing as we evaluate what will provide the best overall potential for the Combined Company, shareholders and consumers.

●	Compelling North American + European combination. Ceapro has an operational presence in North America, which addresses another strategic consideration for Aeterna Zentaris, a Canadian company on North American markets but whose current operational footprint is largely European. While we expect to continue to maintain some presence in Europe, we believe Aeterna Zentaris needs to re-focus operations within the North American biotechnology market. We believe that combining with Ceapro, a company with an established presence in North America, provides better exposure to potential new investors, business development opportunities and talent.

●	Expertise and efficiencies. Both companies have expertise that can build upon each other, which is expected to result in a stronger Combined Company. For example, Aeterna Zentaris is adept at navigating the conduct of human clinical trials and the crucial regulatory approval process required to bring pharmaceutical products to market. The Combined Company plans to leverage this expertise with the higher value pharmaceutical opportunities being advanced by Ceapro for its active ingredients and technologies.

5

●	Raymond James Fairness Opinion. The Aeterna Zentaris Strategic Committee and the Aeterna Zentaris Board received an opinion from Raymond James dated December 14, 2023, as to the fairness to the Shareholders, from a financial point of view, of the consideration to be paid by Aeterna Zentaris under the Plan of Arrangement, based upon and subject to the assumptions, limitations and qualifications set forth therein. A complete copy of the Raymond James Fairness Opinion is included as Annex D to this prospectus.

●	Dual-listing expected to improve trading volume and capital market profile. Shareholders of Aeterna Zentaris and Ceapro Shareholders will share in future value creation, with existing shareholders of Aeterna and Ceapro, assuming the exercise of the Aeterna Zentaris New Warrants, to each own approximately 50% of the Combined Company, respectively. The dual NASDAQ and TSX listing is expected to provide additional volume and an improved capital market profile for the Combined Company.

●	Strengthened combined balance sheet. The Combined Company will be well-capitalized to support ongoing commercial operations while strategically investing in product research and development to advance differentiated, innovative products.

●	Bolsters financial strength and capital markets profile. The pro forma cash balance of the Combined Company as at December 31, 2023 of C$51.4 million, with increased public float, liquidity, and access to capital, is expected to provide Aeterna Zentaris with greater capacity to pursue further growth and return capital to Shareholders.

●	Accretive transaction. The Plan of Arrangement is expected to deliver cash flow per share and net asset value per share accretion to Aeterna Zentaris.

●	Management strength and integration. Aeterna Zentaris will benefit from the integration of business leadership with extensive experience, bringing together the proven strengths and capabilities and focus on delivering increased value to shareholders. The Combined Company will also provide a platform to recruit qualified successors at both the management and board levels that will drive the success of the Combined Company.

●	Synergies. The complementary nature of Ceapro’s and Aeterna Zentaris’ combined asset base is expected to provide significant upside, increased diversification, less risk and the potential for improved efficiencies. The Combined Company would also be able to exploit any overlap in administrative functions and expenses that result from the Plan of Arrangement. The Combined Company is expected to be a long-term sustainable business, which is optimally positioned to deliver value to shareholders as the biopharma sector recovers from its current trough.

Effect of the Issuance Resolution

Upon completion of the Plan of Arrangement, Aeterna Zentaris expects to issue the following Consideration Shares, Replacement Options and Aeterna Zentaris New Warrants:

Purpose	Number of Common Shares	Percent of Common Shares of Combined Company(4)
Consideration Shares to Ceapro Shareholders(1)	1,847,719	50.00%
Common Shares upon exercise of Replacement Options(2)	67,929	1.84
Common Shares upon exercise of Aeterna Zentaris New Warrants(3)	633,583	17.15%

Notes:

(1)	Reflects that no Ceapro Shareholders exercised their Dissent Rights and that there are 78,293,177 Ceapro Shares issued and outstanding.
(2)	Includes both vested and unvested Replacement Options and assumes that there are 2,878,666 Ceapro Options (vested and unvested) issued and outstanding immediately prior to the completion of the Plan of Arrangement.
(3)	Assumes that there are 1,213,969 Common Shares and 114,405 Aeterna Zentaris Adjusted Warrants issued and outstanding immediately prior to the completion of the Plan of Arrangement.
(4)	Assumes that there are 3,695,271 Common Shares of the Combined Company issued and outstanding immediately upon the completion of the Plan of Arrangement after going effect to the Share Consolidation, including the exercise of all the Aeterna Zentaris New Warrants (but excluding the exercise of the Replacement Options).

6

As set forth below, Shareholders and former Ceapro Shareholders are each expected to own approximately 50% of the issued and outstanding Common Shares of the Combined Company immediately following completion of the Plan of Arrangement, assuming the exercise of all of the Aeterna Zentaris New Warrants and based on the number of Common Shares and Ceapro Shares issued and outstanding as of market close on December 31, 2023, in each case after giving effect to the Share Consolidation. See section entitled “Information Concerning the Combined Company”.

	Number of Common Shares	Percent of Common Shares of Combined Company(4)
Common Shares held by current Shareholders(1)	1,213,969	32.85%
Common Shares upon exercise of Aeterna Zentaris New Warrants to be held by current Shareholders and current holders of Aeterna Zentaris Adjusted Warrants(1)(2)	633,583	17.15%
Total:	1,847,552	50.00%
Consideration Shares to be held by Ceapro Shareholders(3)	1,847,719	50.00%

Notes:

(1)	Assumes that there are 1,213,969 Common Shares issued and outstanding immediately prior to the completion of the Plan of Arrangement.
(2)	Assumes that there are 114,405 Aeterna Zentaris Adjusted Warrants issued and outstanding immediately prior to the completion of the Plan of Arrangement.
(3)	Reflects that no Ceapro Shareholders exercised their Dissent Rights and that there are 78,293,177 Ceapro Shares issued and outstanding prior to the Share Consolidation.
(4)	Assumes that there are 3,695,271 Common Shares of the Combined Company issued and outstanding immediately upon the completion of the Plan of Arrangement, including the exercise of all the Aeterna Zentaris New Warrants (but excluding the exercise of the Replacement Options).

Ceapro

Ceapro is a Canadian biopharmaceutical company involved in the development and commercialization of “active ingredients” derived from oats and other renewable plant resources for healthcare and cosmetic industries.

Over the last decade, Ceapro’s development projects have focused on its expertise in oats and developing new innovative natural health care products to address global needs. However, in order to exploit these opportunities, numerous challenges must be overcome, including securing adequate and quality feedstock, developing proper formulations, achieving manufacturing scale-up, and completing scientific testing. Ceapro’s dedicated team is constantly focused on overcoming these challenges to stay profitable and ahead of competitors by successfully fine-tuning and implementing proprietary enabling technologies.

Ceapro has one reportable operating segment and revenue stream, being the operations relating to the active ingredient product technology industry. The active ingredient product technology industry involves the development of proprietary extraction technologies and the application of these technologies to the production and development and commercialization of active ingredients derived from oats and other renewable plant resources for the healthcare and cosmetic industries.

Ceapro’s products include:

●	a commercial line of natural active ingredients, including oat beta glucan, avenanthramides (colloidal oat extract), oat powder, oat oil, oat peptides and lupin peptides, which are marketed to the personal care, cosmetic, medical and animal health industries through Ceapro’s distribution partners and direct sales;

●	a commercial line of natural anti-aging skincare products, utilizing active ingredients including oat beta glucan and avenanthramides, which are marketed to the cosmeceuticals market through Ceapro’s wholly-owned subsidiary, Juvente DC Inc.; and

●	veterinary therapeutic products, including an oat shampoo, an ear cleanser and a dermal complex/conditioner, which are manufactured and marketed to veterinarians in Japan and Asia.

Other products and technologies are currently in the research and development or pre-commercial stage. These include:

●	a potential platform using Ceapro’s beta glucan formulations to deliver compounds used for treatments in both the personal and healthcare sectors;

●	a variety of novel enabling technologies including Pressurized Gas eXpanded drying technology which is currently being tested on oat and yeast beta glucan but may have application for multiple classes of compounds; and

●	the development of new technologies to increase the content of avenanthramides to high levels to enable new innovative products to be introduced to new markets including functional foods, nutraceuticals and botanical drugs. High levels of avenanthramides enable the production of powder formulation for the potential commercialization of products such as enriched oat flour as a functional food and the production of pills and/or tablets as a potential botanical drug.

7

For additional information with respect to Ceapro and its business, please refer to the section entitled “Information About Ceapro” in this prospectus and in the public filings available on Ceapro’s issuer profile on SEDAR+ at www.sedarplus.ca.

Combined Company

Overview

On completion of the Plan of Arrangement, (i) Aeterna Zentaris will acquire all of the issued and outstanding Ceapro Shares and Ceapro will become a wholly-owned subsidiary of Aeterna Zentaris, and (ii) each of the current Shareholders, as a group, and the Ceapro Shareholders, as a group, are expected to own approximately 50% of the issued and outstanding Common Shares assuming the exercise of the Aeterna Zentaris New Warrants and based on the number of Common Shares and Ceapro Shares expected to be issued and outstanding prior to the consummation of the Plan of Arrangement. As a result, all of the assets of Ceapro will become indirectly held by the Combined Company.

Name and Corporate Status

Following the Plan of Arrangement, Aeterna Zentaris (the Combined Company) will continue to exist under the CBCA, and Ceapro will continue to exist under the CBCA.

Upon the closing of the Plan of Arrangement, the Combined Company will initially continue under the name “Aeterna Zentaris Inc.” and the Common Shares (including the Consideration Shares issued pursuant to the Plan of Arrangement and the Common Shares issued upon conversion of the Aeterna Zentaris New Warrants following the Plan of Arrangement) are expected to continue to be listed for trading on the TSX and the NASDAQ initially under the symbol “AEZS”.

Although the Arrangement Agreement originally contemplated that the name of Aeterna Zentaris be immediately changed upon the closing of the Plan of Arrangement and that approval of such name change be sought from the Shareholders at the Meeting, Aeterna Zentaris and Ceapro have since decided that it would be preferable that, as part of the integration efforts to be undertaken following closing, the board of directors of the Combined Company (the Combined Company Board) will finalize the selection of a new name for the Combined Company, which will be presented to the shareholders of the Combined Company at the next annual general meeting, which is expected to be held in the months following closing.

The Combined Company will be a reporting issuer in all of the provinces of Canada and will file reports with the SEC under Section 13(a) of the U.S. Securities Exchange Act of 1934.

Anticipated Corporate Structure

The corporate chart below sets forth the Combined Company’s subsidiaries, each of which will be wholly-owned, and the jurisdiction of incorporation of each entity.

Description of the Combined Company

The Combined Company will combine Ceapro’s business relating to the development and commercialization of natural products for the personal care, cosmetic, human and animal health industries using proprietary technology and natural renewable resources, and to the development of innovative products, technologies and delivery systems with Aeterna Zentaris’ business relating to the development and commercialization of therapeutics and diagnostic tests.

8

The Combined Company is expected to have the following characteristics:

●	Diversified commercial and development product pipeline. The Combined Company will benefit from an extensive and diversified pipeline of innovative products in development, including Ceapro’s quicker to market biotechnology products and Aeterna Zentaris’ potentially higher return, but longer-horizon, products. With this pipeline rejuvenation, the Combined Company is anticipated to boast:

○	more products in the pipeline that are closer to potential commercialization;

○	an enhanced ability to strategically focus financial and company resources in a manner that provides the most value to the Combined Company and shareholders; and

○	a more compelling value proposition and lower risk profile.

●	Expanded pharmaceutical research and development capabilities. The Combined Company will have the established pharmaceutical research and development capabilities of both Aeterna Zentaris and Ceapro, as well as infrastructure to support development activities and potentially offer improved efficiencies in addition to cost savings.

●	Greater potential for stable cashflow to support R&D of potentially higher return pharmaceutical products. Ceapro currently generates revenues from two main active ingredients, oat beta glucan and avenanthramides, extracted and purified using its proprietary technology. Cash flow from these products are planned to be used along with Aeterna Zentaris’ revenue from the commercialization or licensing of Aeterna Zentaris’ macimorelin product to support the development of the Combined Company’s roster of high potential-return products, ideally creating growing and sustainable revenue for the Combined Company and our combined investors.

●	Stronger financial position and flexibility. The Combined Company will have increased financial flexibility with enhanced free cash flow and a strengthened balance sheet, with approximately C$51.4 million in unrestricted cash as of December 31, 2023 on a pro forma basis.

●	Strengthened expertise and efficiencies. Both Aeterna Zentaris and Ceapro have expertise that can build upon each other, which is expected to result in a stronger Combined Company. For example, Aeterna Zentaris is adept at navigating the conduct of human clinical trials and the crucial regulatory approval process required to bring pharmaceutical products to market. The Combined Company plans to leverage this expertise with the higher value pharmaceutical opportunities being advanced by Ceapro for its active ingredients and technologies.

●	North American + European operations. Ceapro has an operational presence in North America, while Aeterna Zentaris is a Canadian company that trades on North American markets but whose current operational footprint is largely European.

The business of the Combined Company and information relating to the Combined Company will be that of Aeterna Zentaris and Ceapro generally and as disclosed elsewhere in this prospectus, including, but not limited to, as further described in the section entitled “Information Concerning Ceapro” herein.

The head office of the Combined Company will be situated at 222 Bay St., Suite 3000, Toronto, Ontario, Canada M5K 1E7 c/o Norton Rose Fulbright Canada LLP.

The Combined Company will have its registered office located at 222 Bay St., Suite 3000, Toronto, Ontario, Canada M5K 1E7 c/o Norton Rose Fulbright Canada LLP.

Description of Share Capital

The authorized share capital of the Combined Company will continue to be as described in section entitled “Information Concerning Aeterna Zentaris” and the rights and restrictions of the Common Shares will remain unchanged.

Combined Company Shareholders and Principal Shareholders

The issued share capital of the Combined Company will change as a result of the consummation of the Plan of Arrangement to reflect the issuance of the Common Shares contemplated in the Plan of Arrangement. Based on the outstanding securities of Ceapro as of December 31, 2023, and giving effect to the Share Consolidation, it is expected that Aeterna Zentaris will issue up to a maximum of 2,549,231 Common Shares in connection with the Plan of Arrangement (including the Consideration Shares and the Common Shares issuable upon exercise of the Replacement Options and the Aeterna Zentaris New Warrants). If no outstanding Ceapro Options have been exercised prior to the Effective Time, and giving effect to the Share Consolidation, 67,929 Common Shares are expected to be reserved for issuance upon the exercise of the Replacement Options (vested and unvested) and 633,583 Common Shares are expected to be reserved for issuance upon the exercise of the Aeterna Zentaris New Warrants.

9

On completion of the Plan of Arrangement, assuming that the current number of Common Shares and Ceapro Shares outstanding does not change from the date hereof and excluding the exercise of any Aeterna Zentaris New Warrants, it is expected that there will be 3,061,688 Common Shares issued and outstanding. Up to a maximum of 829,267 Common Shares will be issuable upon the exercise of outstanding convertible securities of Aeterna Zentaris, including, without limitation, the Replacement Options and the Aeterna Zentaris New Warrants to be issued pursuant to the Plan of Arrangement. On completion of the Plan of Arrangement, assuming that the current number of convertible securities of Aeterna Zentaris and Ceapro does not change from the respective dates of the information provided herein, and giving effect to the Share Consolidation, it is expected that the total number of Common Shares issued and outstanding will be 3,890,955 on a fully-diluted basis.

To the knowledge of the directors and executive officers of Aeterna Zentaris as of the date of this prospectus, no person will beneficially own, or control or direct, directly or indirectly, voting securities of Aeterna Zentaris carrying 10% or more of the voting rights attached to the Common Shares following completion of the Plan of Arrangement.

Estimated Available Funds and Principal Purposes

Based on the consolidated financial statements of Aeterna Zentaris and Ceapro, respectively, as of December 31, 2023, Aeterna Zentaris had estimated working capital of approximately C$42 million and Ceapro had estimated working capital of approximately C$13 million. Based on the unaudited pro forma combined consolidated financial information of the Combined Company as of December 31, 2023 set forth herein, the Combined Company would have estimated working capital of approximately C$52.2 million upon completion of the Plan of Arrangement.

Aeterna Zentaris has historically had negative cash flow from operating activities and has historically incurred net losses but, based on current operations, the Combined Company expects to meet its cash needs for the twelve-month period following the date hereof. To the extent that the Combined Company has negative operating cash flows in future periods, it may need to deploy a portion of its existing working capital to fund such negative cash flows or raise additional funds through the issuance of additional equity securities, loan financing or other means. There is no assurance that additional capital or other types of financing will be available if needed or that these financings will be on terms at least as favorable to the Combined Company as those previously obtained, or at all. See section entitled “Risk Factors”.

Pro-Forma Consolidated Capitalization

The following table sets forth the capitalization of the Combined Company on an actual basis (without giving effect to the Share Consolidation) and on a pro forma basis after giving effect to this offering, the Share Consolidation and the Plan of Arrangement.

	As at December 31, 2023
	Actual	As Adjusted	As Adjusted
(unaudited) (in thousands, except share data)	(in US $, except share data)	(in US $, except share data)	(in C$, except share data)

Number of Common Shares issued and outstanding	4,855,876	3,117,899	3,117,899

Cash and cash equivalents	34,016	41,385	54,736

Warrant liability	-	19	25
Deferred share unit liability	-	386	511
Total non-current liabilities	14,280	15,681	20,739
Shareholders’ equity:
Share capital	293,410	29,666	39,236
Warrants	5,085	-	-
Contributed surplus	90,710	3,768	4,984
Retained earnings (deficit)	(369,831)	8,281	10,954
Accumulated other comprehensive income	(1,178)	-	-
Total capitalization	32,476	57,801	76,449

The number of our Common Shares outstanding before this offering is based on 4,855,876 shares outstanding as of December 31, 2023 (without giving effect to the Share Consolidation), and excludes as of such date:

●	457,648 Common Shares issuable upon the exercise of the Aeterna Zentaris Adjusted Warrants at a weighted average exercise price of $21.76 per share;
●	53,400 Common Shares issuable upon the exercise of outstanding employee stock options (vested and unvested) at a weighted average exercise price of $12.51 per share; and
●	303,250 Common Shares reserved for future issuance under our 2018 Long-Term Incentive Plan dated March 27, 2018.

The number of our Common Shares that will be outstanding immediately after this offering and the Plan of Arrangement is based on 1,213,969 shares outstanding as of December 31, 2023 (as adjusted for the Share Consolidation), and excludes as of such date:

●	58,195 Common Shares issuable upon the exercise of the Aeterna Zentaris Adjusted Warrants at a weighted average exercise price of $103.76 per share;
●	13,350 Common Shares issuable upon the exercise of outstanding Aeterna Zentaris employee stock options (vested and unvested) at a weighted average exercise price of $50.05 per share;
●	218,512 Common Shares reserved for future issuance under our 2018 Long-Term Incentive Plan dated March 27, 2018;
●	67,929 Common Shares issuable upon the exercise of outstanding Replacement Options (vested and unvested) to be issued to Ceapro’s employees in the Plan of Arrangement in exchange for the Ceapro Options (vested and unvested); and
●	633,583 Common Shares issuable upon the exercise of Aeterna Zentaris New Warrants to be issued to investors at an exercise price of $0.01 per share.

10

Directors and Executive Officers

Following completion of the Plan of Arrangement, the Combined Company Board will be comprised of eight (8) directors. The directors of Combined Company will hold office until the next annual general meeting of Shareholders or until their respective successors have been duly elected or appointed, unless his or her office is vacated earlier in accordance with the articles of the Combined Company (being the articles of Aeterna Zentaris) or within the provisions of the CBCA.

Management of the Combined Company is expected to include executives from both Ceapro and Aeterna Zentaris. Gilles Gagnon, Ceapro’s current Chief Executive Officer, and Giuliano La Fratta, Aeterna Zentaris’ current Chief Financial Officer, will lead the Combined Company’s business following completion of the Plan of Arrangement as President and Chief Executive Officer and Senior Vice President and Chief Financial Officer, respectively. Upon closing of the Plan of Arrangement and as a component of near-term integration efforts, it is expected that the Combined Company Board will assess the composition of the Combined Company’s executive officer team (aside from the President and Chief Executive Officer and Senior Vice President and Chief Financial Officer) to determine which Ceapro and which Aeterna Zentaris executive officers will hold roles as executive officers of the Combined Company. Additional changes to the Combined Company Board and executive officers of the Combined Company may follow over the short, medium, and long-term as integration efforts progress and the Combined Company is in a better position to assess needs and recruit successors.

As of the Effective Date and assuming the exercise in full of the Aeterna Zentaris New Warrants, the Combined Company’s directors, President and Chief Executive Officer and Senior Vice President and Chief Financial Officer are expected to collectively hold 47,147 Common Shares (representing 1.28% of the total issued and outstanding Common Shares) as a group.

Other Recent Developments

Aeterna Zentaris

Macimorelin Commercialization Program

On March 15, 2023, with the Company’s consent, Consilient Health Limited (“Consilient” or “CH”) entered into an assignment agreement with Pharmanovia to transfer the current licensing agreement for the commercialization of macimorelin in the European Economic Area and the United Kingdom to Pharmanovia, as well as the current supply agreement pursuant to which the Company agreed to provide the licensed product. Also on March 15, 2023, the Company and Pharmanovia entered into an amendment agreement, pursuant to which the Company provided its acknowledgement and consent to the assignment agreement and agreed to certain amended terms which do not materially differ from the previous license and supply agreement with CH. To date, we have received total pricing milestone payments from CH of US$0.5 million (€0.5 million) relating to Ghryvelin™/Macimorelin 60 mg approved list prices in the United Kingdom, Germany and Spain. We shipped initial batches of macimorelin (Ghryvelin™/Macimorelin 60 mg) to Consilient in the first quarter of 2022. Consilient launched the product meanwhile in the United Kingdom, Sweden, Denmark, Finland, Germany and Austria. More EU countries are expected to follow pending re-imbursement negotiations. On April 19, 2022, we announced that the European Patent Office had issued a patent providing intellectual property protection of macimorelin in 27 countries within the European Union as well as additional European non-EU countries, such as the UK and Turkey, for macimorelin for use to diagnose growth hormone deficiency (“GHD”) in adults. In the meantime, the related Patent Cooperation Treaty patent application has been granted in Canada, Japan, South Korea, Eurasia and New Zealand.

On May 9, 2023, the United States Patent and Trademark Office issued patent US11,644,474 to the Company protecting the use of macimorelin for the diagnosis of GHD in pediatrics.

Pipeline Expansion Opportunities

Please see Item 5 “Operating and Financial Review and Prospects” in the Form 20-F which is incorporated by reference herein for a summary of Aeterna Zentaris pipeline of expansion opportunities including:

●	AIM Biologicals: Targeted, highly specific autoimmunity modifying therapeutics for the potential treatment of neuromyelitis optica spectrum disorder (NMOSD) and Parkinson’s disease.

●	AEZS-150 – Delayed Clearance Parathyroid Hormone Fusion Polypeptides: Potential treatment for chronic hypoparathyroidism

●	AEZS-130 – Macimorelin Pre-Clinical Program

Ceapro

Over the three years preceding 2023, Ceapro’s financial results have reflected an average year over year sales growth of 13.7% from C$15.1 million in 2020 to C$17.2 million in 2021 and C$18.8 million in 2022, with respective net profit of C$1.9 million, C$3.4 million, and C$4.4million. As a sales breakdown, Avenanthramides represents 60-65%, oat beta glucan 15-20% and oat oil 10-15%. 90% of these sales are made through Symrise AG, a global supplier of fragrances, flavors, food nutrition, and cosmetic ingredients, with whom Ceapro has renewed on March 10, 2022 a supply and distribution agreement with this long-time partner (the “Symrise Agreement”). The Symrise Agreement includes 11 exclusive customers, with Johnson and Johnson (“J&J”) representing approximately 50% of Ceapro’s business. On September 28, 2022, J&J announced Kenvue as the name for a new company to be formed from the planned spin-off of their consumer division. Kenvue started to be publicly traded on May 4, 2023 and became fully independent on August 23, 2023. Ceapro’s results for the year ending on December 31, 2023 were significantly impacted by this planned spin-off, showing a sales decline of approximately 49% from C$18.8 million in 2022 to C$9.6 million in 2023. Given statements made on July 20, 2023 in a press release announcing the first financial results of Kenvue, it appears that Kenvue has put emphasis on improving supply chain productivity and benefitted from some stock piling from the previous year. On August 25, 2023, Ceapro announced the signing of an amendment to the Symrise Agreement. Pursuant to the amendment, Ceapro has extended the term of the agreement for two years to December 31, 2026. The extended agreement also includes the potential to launch a new formulation of oat beta glucan mostly targeting the Chinese market. Symrise is currently assessing samples of Ceapro’s new powder formulation of oat beta glucan.

Ceapro fully completed a transition to its new state of the art manufacturing site at the end of 2020. Since then, Ceapro has produced and shipped an average of 300 metric tons of active ingredients per year. Given new technologies being developed at large scale, Ceapro believes that it is well-positioned to significantly increase its production capacity and offer additional products like yeast beta glucan and alginate for the nutraceutical sector.

11

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our Common Shares. You should carefully read this entire prospectus before investing in our Common Shares including “Risk Factors,” our consolidated financial statements and the documents incorporated herein.

Issuer	Aeterna Zentaris Inc.

Securities offered	Up to 56,211 of our common shares, no par value per share (“Common Shares”), which are issuable upon the exercise of warrants (each a “Common Warrant”) at an exercise price per whole Common Share of $45.00. Each Common Share (including Common Shares underlying the Common Warrants) offered under this prospectus has associated with it one right to purchase a Common Share under our Rights Plan (as defined herein). Please see the section entitled “Description of Common Warrants” in this prospectus for a more detailed discussion.

Description of Common Warrants	The Common Warrants were exercisable upon issuance and expire July 7, 2025. The Common Warrants have an exercise price of $45.00 per share.

Use of proceeds	We will receive proceeds from the exercise of the Common Warrants but not from the sale of the underlying Common Shares. We intend to use any proceeds from the exercise of the Common Warrants for general corporate purposes, which includes, among other purposes, the investigation of further therapeutic uses of Macrilen™ (macimorelin), the expansion of pipeline development activities, the further expansion of commercialization of macimorelin in available territories, the funding of a pediatric clinical trial in the E.U. and U.S. for macimorelin, for trials costs in excess of amounts funded through the Novo Amendment through its termination in May 2023, and the investigation of further therapeutic uses of macimorelin. See “Use of Proceeds.”

NASDAQ Capital Market and TSX symbol

We have applied for our Common Shares following consummation of the Plan of Arrangement, including the Common shares issuable upon exercise of all outstanding Common Warrants, to continue to be listed on the NASDAQ and the TSX initially under the symbol “AEZS.” It is a condition to the Plan of Arrangement for our Common Shares following consummation of the Plan of Arrangement to be approved for continued listing on the NASDAQ and TSX.

The Common Warrants are not listed on the NASDAQ, the TSX or any other securities exchange or recognized trading system.

Limitations on beneficial ownership	Subject to certain limitations and exceptions, a holder (together with its affiliates) may not exercise any portion of a Common Warrant to the extent that the holder would beneficially own more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding Common Shares immediately after exercise of such Common Warrant, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Common Warrants up to 9.99% of the number of Common Shares outstanding immediately after giving effect to the exercise.

Risk factors	An investment in our Common Shares involves a high degree of risk. Please refer to “Risk Factors” in this prospectus, Item 3. “Key Information – Risk Factors” contained in the Form 20-F, incorporated by reference herein, “Risk Factors” in the May 15 Form 6-K, incorporated by reference herein, and the other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our Common Shares.

Dividend Policy	We have never declared or paid any cash dividends on our Common Shares. We do not anticipate paying any cash dividends in the foreseeable future.

12

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

The information in this prospectus and the exhibits attached hereto and incorporated herein by reference include forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, specifically Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. These forward-looking statements involve a number of known and unknown risks, uncertainties and other factors that could result in outcomes to be materially different from historical results or from any future results expressed or implied by such forward-looking statements.

Forward-looking statements include, but are not limited to, the ability of the Company and Ceapro to successfully consummate the Plan of Arrangement pursuant to the Arrangement Agreement within the time expected or at all and, if completed, the anticipated benefits and synergies as well as the assets, cost structure, financial position, cash flows and growth prospects of the Combined Company.

Factors that could cause actual results or outcomes to differ materially from expectations include, among others, the following:

●	securities exchange approvals from the TSXV, NASDAQ and the TSX;
●	our ability to raise capital and obtain financing to continue our currently planned operations;
●	our ability to meet the continued listing requirements of the NASDAQ and maintain listing of our Common Shares on the NASDAQ;
●	our ability to continue as a going concern, which is dependent, in part, on our ability to transfer cash from AEZS Germany to Aeterna Zentaris and the U.S. subsidiary and to secure additional financing;
●	our now heavy dependence on the success of Macrilen™ (macimorelin) and related out-licensing arrangements and the continued availability of funds and resources to successfully commercialize the product;
●	our ability to enter into a new license agreement or similar arrangement following the termination of the license agreement with Novo Nordisk AG;
●	our ability to enter into out-licensing, development, manufacturing, marketing and distribution agreements with other pharmaceutical companies and keep such agreements in effect;
●	our reliance on third parties for the manufacturing and commercialization of Macrilen™ (macimorelin);
●	potential disputes with third parties, leading to delays in or termination of the manufacturing, development, out-licensing or commercialization of our product candidates, or resulting in significant litigation or arbitration;
●	uncertainties related to the regulatory process;
●	unforeseen global instability, including the instability due to the global pandemic of the novel coronavirus;
●	our ability to efficiently commercialize or out-license Macrilen™ (macimorelin);
●	our reliance on the success of the pediatric clinical trial in the European Union (“E.U.”) and U.S. for Macrilen™ (macimorelin);
●	the degree of market acceptance of Macrilen™ (macimorelin);
●	our ability to obtain necessary approvals from the relevant regulatory authorities to enable us to use the desired brand names for our product;
●	our ability to successfully negotiate pricing and reimbursement in key markets in the E.U. for Macrilen™ (macimorelin);
●	any evaluation of potential strategic alternatives to maximize potential future growth and shareholder value may not result in any such alternative being pursued, and even if pursued, may not result in the anticipated benefits;
●	our ability to protect our intellectual property; and
●	the potential of liability arising from shareholder lawsuits and general changes in economic conditions.

Additional factors that could cause actual results to differ materially include those risks identified in the section entitled “Risk Factors” as well as in Item 3. “Key Information – Risk Factors” contained in the Form 20-F, “Risk Factors” contained in the May 15 Form 6-K and our other filings and submissions from time to time with the SEC, which are available on the Company’s website located at www.aeterna.com. Investors should also consult the Company’s other quarterly and annual filings with the Canadian and U.S. securities commissions for additional information on risks and uncertainties.

Many of these factors are beyond our control. We caution you not to place undue reliance on these forward-looking statements. All written and oral forward-looking statements attributable to the Company and/or Ceapro, or persons acting on their behalf, are qualified in their entirety by these cautionary statements. Moreover, unless required by law to update these statements, we will not necessarily update any of these statements after the date hereof, either to conform them to actual results or to changes in their expectation.

13

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below in this prospectus and the information in Item 3. “Key Information –Risk Factors” contained in the Form 20-F, “Risk Factors” contained in the May 15 Form 6-K and our other subsequent filings and submissions to the SEC from time to time on Form 20-F and Form 6-K, including our other quarterly and annual filings filed with the Canadian securities regulatory authorities. For additional information, please see the sources described in “Where You Can Find More Information.”

These risks are not the only risks we face. Additional risks not presently known to us, or that we currently view as immaterial, may also impair our business, if any of the risks described in our SEC filings or any additional risks actually occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In that case, the value of our securities could decline substantially and you could lose all or part of your investment.

Summary of Risk Factors

The following is a summary of the risk factors our business faces. The list below is not exhaustive and investors should read this “Risk Factors” section in full. Some of the risks we face include:

●	the Plan of Arrangement remains subject to satisfaction or waiver of several conditions and there can be no certainty that all conditions precedent to the Plan of Arrangement will be satisfied or waived;
●	the Arrangement Agreement may be terminated and the completion of the Plan of Arrangement is uncertain;
●	there can be no certainty with respect to the market value of the Consideration Shares that Ceapro Shareholders will receive for their Ceapro Shares under the Plan of Arrangement;
●	the issuance of a significant number of Common Shares and a resulting “market overhang” could adversely affect the market price of the Common Shares following completion of the Plan of Arrangement;
●	the Raymond James Fairness Opinion is based on many factors;
●	we may be the targets of legal claims, securities class actions, derivative lawsuits and other claims. Any such claims may delay or prevent the Plan of Arrangement from being completed;
●	there could be unknown or undisclosed risks or liabilities of Ceapro for which we are not permitted to terminate the Arrangement Agreement
●	the Plan of Arrangement remains subject to satisfaction or waiver of several conditions and there can be no certainty that all conditions precedent to the Plan of Arrangement will be satisfied or waived.
●	our systems, procedures and controls will be adequate to support the expansion of operations and associated increased costs and complexity following and resulting from the Plan of Arrangement
●	we be unable to successfully integrate our business with Ceapro’s and realize the anticipated benefits of the Plan of Arrangement
●	failure to comply with applicable Laws prior to the Plan of Arrangement could subject us to penalties and other adverse consequences following completion of the Plan of Arrangement.
●	the trading price of our Common Shares following the Plan of Arrangement cannot be guaranteed, may be volatile and could be less than, on an adjusted basis, the current trading prices of Aeterna Zentaris and Ceapro
●	the delisting of our Common Shares from the NASDAQ or the TSX, or a failure to satisfy such exchanges’ listing requirements in relation to the Plan of Arrangement, could impact their market price and liquidity;
●	we may be a passive foreign investment company, which could result in adverse tax consequences;
●	our net operating losses may be limited under U.S. tax laws;
●	our Rights Plan may prevent changes of control of the Company;
●	the economic effects of a public health crisis may impact the market price of our Common Shares;
●	investments in biopharmaceutical companies are generally considered to be speculative;
●	risks relating to the failure to commercialize or out-license Macrilen™ (macimorelin);
●	our revenues and expenses may fluctuate significantly and we may fail to meet financial expectations;
●	the failure to complete the pediatric clinical trial program for Macrilen™ (macimorelin) could impact our operations;
●	our dependence on strategic third-party relationships regarding Macrilen™ (macimorelin);
●	we may be unsuccessful in completing further out-licensing arrangement for Macrilen™ (macimorelin);
●	we have initiated significant early-stage pre-clinical programs;
●	we may require significant additional financing, and we may not have access to sufficient capital;
●	we are and will be subject to ongoing government regulation for our products and marketing approval for Macrilen™ (macimorelin) could be subject to restrictions or withdrawals;
●	healthcare reforms could hinder the commercial success of a product and affect our business;
●	we may be subject to civil or criminal penalties if we interact with healthcare practitioners in a way that violates healthcare fraud or abuse laws;
●	we may be unable to generate significant revenues if Macrilen™ (macimorelin) does not gain market acceptance or if we fail to obtain acceptable prices or adequate reimbursement for Macrilen™ (macimorelin);
●	we may expend our limited resources to pursue a particular product or indication and fail to capitalize on other products or indications for which there may be a greater likelihood of success;
●	we may not achieve our projected development goals in the time-frames we announce and expect;
●	competition in our targeted markets is intense, and development by other companies could render Macrilen™ (macimorelin), or any of our future products, non-competitive;
●	we may not obtain adequate protection for Macrilen™ (macimorelin) through our intellectual property;
●	we may infringe the intellectual property rights of others, resulting in costly and time-consuming litigation, which may subject us to liabilities;
●	we may not obtain trademark registrations for our current or future products;
●	any difficulties or delays in our clinical trials could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects;
●	the FDA and other foreign equivalents may not accept data from clinical trials outside the United States, in which case our development plans will be delayed, which could materially harm our business;
●	we are dependent on a stable and consistent supply of ingredients and raw materials for our operations;
●	we rely on third parties to conduct, supervise and monitor our clinical trials, and those third parties may not perform satisfactorily;
●	the failure to perform satisfactorily by third parties upon which we expect to rely to manufacture and supply products may lead to supply shortfalls;
●	we are subject to intense competition for our skilled personnel, and the loss of key personnel or the inability to attract additional personnel could impair our ability to conduct our operations;
●	we may be subject to litigation in the future;

14

●	we are subject to the risk of product liability claims for which we may not have adequate insurance coverage;
●	claims of creditors of our subsidiaries will generally have priority as to the assets of such subsidiaries over our claims and those of our creditors and shareholders;
●	it may be difficult for U.S. investors to obtain and enforce judgments against us because of our Canadian incorporation and German presence;
●	we can provide no assurance that we will, at all times in the future, be able to report that our internal controls over financial reporting are effective;
●	we may have material weaknesses in our internal controls over financial reporting which could have a material adverse effect on the price of our Common Shares
●	we are subject to environmental laws and may be subject to environmental remediation obligations that may have a material adverse effect on our business;
●	we may incur losses associated with foreign currency fluctuations;
●	legislative actions, new accounting pronouncements and higher insurance costs may adversely impact our future financial position or results of operations;
●	data security breaches and other cyber security risks may disrupt our operations and adversely affect our operating results;
●	our systems, procedures and controls may not be adequate to support the expansion of operations and associated increased costs and complexity following and resulting from the Plan of Arrangement with Ceapro.
●	we may be unable to successfully integrate our businesses with Ceapro’s and realize the anticipated benefits of the Plan of Arrangement.
●	failure by us or Ceapro to comply with applicable Laws prior to the Plan of Arrangement could subject the combined company to penalties and other adverse consequences following completion of the Plan of Arrangement
●	our share price is volatile, which may result from factors outside of our control;
●	we do not intend to pay dividends in the near future;
●	future issuances of securities and hedging activities may depress the trading price of our Common Shares;
●	in the event we were to lose our foreign private issuer status as of June 30 of a given financial year, we would be required to comply with the Securities Exchange Act of 1934 domestic reporting regime, which could cause us to incur additional legal, accounting and other expenses;
●	our articles of incorporation contain “blank check” preferred share provisions, which could delay or impede an acquisition of our company; and
●	our business could be negatively affected as a result of the actions of activist shareholders.

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds of this offering for general corporate purposes, which includes, among other purposes, the investigation of further therapeutic uses of Macrilen™ (macimorelin), the expansion of pipeline development activities, the further expansion of commercialization of macimorelin in available territories, the funding of a pediatric clinical trial in the E.U. and U.S. for macimorelin, for trials costs in excess of amounts funded through the Novo Amendment through its termination in May 2023, and the investigation of further therapeutic uses of macimorelin. See “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

If you purchase Common Shares in this offering by exercising Common Warrants, you will suffer immediate dilution of your investment.

The public offering price of our Common Shares is substantially higher than the as adjusted net tangible book value per Common Share. Therefore, if you purchase Common Shares in this offering by exercising Common Warrants, you will pay a price per Common Share that substantially exceeds our as adjusted net tangible book value per Common Share after this offering. To the extent outstanding options are exercised, you will incur further dilution. Based on the exercise price per Common Share of the Common Warrants, you will experience immediate dilution of $7.17 per Common Share, representing the difference between our as adjusted net tangible book value per Common Share after giving effect to this offering and the exercise price and, if the Plan of Arrangement is consummated, you will experience estimated immediate dilution of $32.32 per Common Share representing the difference between our pro forma as adjusted net tangible book value per Common Share after giving effect to this offering and the consummation of the Plan of Acquisition and transactions related thereto and the exercise price. See “Dilution.”

Prevention of Transactions Involving a Change of Control of the Company

Effective May 8, 2019, the shareholders re-approved the Company’s Rights Plan (as defined herein) that provides the Board of Directors and the Company’s shareholders with additional time to assess any unsolicited take-over bid for the Company and, where appropriate, to pursue other alternatives for maximizing shareholder value. Under the Rights Plan, one right has been issued for each currently issued common share, and one right will be issued with each additional common share that may be issued from time to time. The Rights Plan may have a significant anti-takeover effect. The Rights Plan has the potential to significantly dilute the ownership interests of an acquiror of shares of the Company, and therefore may have the effect of delaying, deterring or preventing a change in control of the Company.

15

USE OF PROCEEDS

To the extent that the Common Warrants are exercised for cash, we will receive the gross cash proceeds from such exercise of up to a total potential of approximately $2.5 million, based on the exercise price of the Common Warrants. We cannot predict when or if the Common Warrants will be exercised, and it is possible that the Common Warrants may expire and never be exercised.

We intend to use the net proceeds from the issuance of the securities for general corporate purposes, which includes, among other purposes, the investigation of further therapeutic uses of Macrilen™ (macimorelin), the expansion of pipeline development activities, the further expansion of commercialization of macimorelin in available territories, the funding of a pediatric clinical trial in the E.U. and U.S. for macimorelin, for trials costs in excess of amounts funded through the Novo Amendment through its termination in May 2023, and the investigation of further therapeutic uses of macimorelin.

Our management will have broad discretion in the application of the net proceeds of this offering, and investors will be relying on our judgment regarding the application of the net proceeds. In addition, we might decide to postpone or not pursue certain activities if the net proceeds from this offering and our other sources of cash are less than expected.

Pending their use, we plan to invest the net proceeds of this offering in short-and intermediate-term interest-bearing investments.

DIVIDEND POLICY

We have never declared nor paid dividends on our securities. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends on our securities is subject to the discretion of our Board of Directors and will depend upon various factors, including, without limitation, our results of operations and financial condition.

16

CONSOLIDATED CAPITALIZATION

The following table presents the number of our issued and outstanding Common Shares and our consolidated cash and cash equivalents and capitalization as at December 31, 2023

●	on an actual basis (without giving effect to the Share Consolidation); and

●

on an as adjusted basis to give effect to our issuance of the 56,211 Common Shares offered hereby upon exercise of the Common Warrants at an exercise price per Common Share of $45.00 and the consummation of the Plan of Arrangement and transactions related thereto, including the consummation of the Share Consolidation.

●	As at December 31, 2023, we had no outstanding long-term third-party debt.

The information below has been derived from and should be read in conjunction with, and is qualified in its entirety by, our audited consolidated financial statements as at December 31, 2023, and the Item 5. “Operating and Financial Review and Prospects” contained in the Form 20-F, which are incorporated by reference into this prospectus, and Ceapro’s audited consolidated financial statements as at December 31, 2023 and the Ceapro Management’s Discussion and Analysis set forth in Exhibit 99.1 and Exhibit 99.2, respectively, to the May 15 Form 6-K, which are incorporated by reference into this prospectus, and the unaudited pro forma condensed consolidated statement of financial position data of the Combined Company as at December 31, 2023 and the other information set forth under “Unaudited Pro Form Condensed Consolidated Financial Information of the Combined Company” included in the May 15 Form 6-K, which is incorporated by reference into this prospectus. Figures are in thousands of U.S. dollars except share data.

	As at December 31, 2023
	Actual	Adjusted	Adjusted
	(in US $, except share data)	(in US $, except share data)	(in C$, except share data)
Number of Common Shares issued and outstanding	4,855,876	3,117,899	3,117,899
Cash and cash equivalents (1)	34,016	41,385	54,736
Warrant liability	-	19	25
Deferred share unit liability	-	386	511
Total non-current liabilities	14,280	15,681	20,739
Shareholders’ equity:
Share capital	293,410	29,666	39,236
Warrants(2)	5,085	-	-
Contributed surplus	90,710	3,768	4,984
Deficit	(369,831)	8,281	10,954
Accumulated other comprehensive income	(1,178)	-	-
Total shareholders’ equity and total capitalization	32,476	57,801	76,449

(1) Since December 31, 2023, we have issued nil of our Common Shares for an aggregate amount of $nil.

(2) The ascribed value of the warrants was reduced by transactions costs of $666,115 incurred at the time of the initial issuance of the warrants.

The number of Common Shares outstanding before this offering is based on 4,855,876 shares outstanding as of December 31, 2023 (without giving effect to the Share Consolidation), and excludes as of such date:

● 457,648 Common Shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $21.76 per share;

● 53,400 Common Shares issuable upon the exercise of outstanding Aeterna employee stock options at a weighted average exercise price of $12.51 per share; and

● 303,250 Common Shares reserved for future issuance under our 2018 Long-Term Incentive Plan.

The number of our Common Shares that will be outstanding immediately after this offering and the Plan of Arrangement is based on 1,213,969 shares outstanding as of December 31, 2023 (as adjusted for the Share Consolidation), and excludes as of such date:

●	58,195 Common Shares issuable upon the exercise of the Aeterna Zentaris Adjusted Warrants at a weighted average exercise price of $103.76 per share;
●	13,350 Common Shares issuable upon the exercise of outstanding Aeterna Zentaris employee stock options (vested and unvested) at a weighted average exercise price of $50.05 per share;
●	218,512 Common Shares reserved for future issuance under our 2018 Long-Term Incentive Plan;
●	67,929 Common Shares issuable upon the exercise of outstanding Replacement Options (vested and unvested) to be issued to Ceapro’s employees in the Plan of Arrangement in exchange for the Ceapro Options (vested and unvested); and
●	633,583 Common Shares issuable upon the exercise of Aeterna Zentaris New Warrants to be issued to investors at an exercise price of $0.01 per share.

17

DILUTION

If you exercise Common Warrants in this offering for our Common Shares, your interest will be diluted to the extent of the difference between the price per Common Share you will pay and the as adjusted net tangible book value per Common Share after the exercise

Actual

As of December 31, 2023, we had a net tangible book value of $18.20 million, corresponding to a net tangible book value of $14.99 per Common Share (without giving effect to the Share Consolidation or Plan of Arrangement). Net tangible book value per share represents the amount of our total assets less our total liabilities, excluding intangible assets, divided by 4,855,876, the total number of our Common Shares outstanding as of December 31, 2023 (without giving effect to the Share Consolidation or Plan of Arrangement).

Assuming that we issue all 56,211 of the Common Shares upon exercise of the Common Warrants at their exercise price of $45.00 per share, our as adjusted net tangible book value estimated as of December 31, 2023 would have been $20.73 million, representing $16.32 per Common Share (without giving effect to the Share Consolidation or Plan of Arrangement). This represents an immediate increase in net tangible book value of $1.33 per Common Share to existing shareholders and an immediate dilution in net tangible book value of $28.68 per Common Share to new investors acquiring Common Shares upon the exercise of the Common Warrants (without giving effect to the Share Consolidation or Plan of Arrangement). Dilution for this purpose represents the difference between the exercise price per Common Share paid upon exercise of Common Warrants and net tangible book value per Common Share immediately after the exercise (without giving effect to the Share Consolidation or Plan of Arrangement), as illustrated by the following table:

	$	$
Exercise Price per Common Share		11.00
Consolidated net tangible book value per Common Share as of December 31, 2023	3.75
Increase in consolidated net tangible book value per Common Share attributable to the offering	0.33
As adjusted consolidated net tangible book value per Common Share after this offering		4.08
Dilution per Common Share to new investors participating in this offering		7.17

The number of Common Shares outstanding both before and immediately after this offering (without giving effect to the Share Consolidation or Plan of Arrangement) is based on 4,855,876 shares outstanding as of December 31, 2023, and excludes as of such date:

● 457,648 Common Shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $21.76 per share;

● 53,400 Common Shares issuable upon the exercise of outstanding Aeterna employee stock options at a weighted average exercise price of $12.51 per share; and

● 303,250 Common Shares reserved for future issuance under our 2018 Long-Term Incentive Plan.

Pro Forma As Adjusted

As of December 31, 2023, we had a pro forma net tangible book value of $37.01 million, corresponding to a pro forma net tangible book value of $12.09 per Common Share after giving effect to the Share Consolidation and Plan of Arrangement and transactions related thereto. Net tangible book value per share represents the amount of our total assets less our total liabilities, excluding intangible assets, divided by 3,061,688, the total number of our Common Shares outstanding as of December 31, 2023 after giving effect to the Share Consolidation and Plan of Arrangement and transactions related thereto.

Assuming that we issue all 56,211 of the Common Shares upon exercise of the Common Warrants at their exercise price of $45.00 per share, our as adjusted pro forma net tangible book value estimated as of December 31, 2023 would have been $39.54 million, representing $12.68 per Common Share after giving effect to the Share Consolidation and Plan of Arrangement and transactions related thereto. This represents an immediate increase in net tangible book value of $0.59 per Common Share to existing shareholders and an immediate dilution in net tangible book value of $32.32 per Common Share to new investors acquiring Common Shares upon the exercise of the Common Warrants after giving effect to the Share Consolidation and Plan of Arrangement and transactions related thereto. Dilution for this purpose represents the difference between the exercise price per Common Share paid upon exercise of Common Warrants and pro forma net tangible book value per Common Share immediately after the exercise after giving effect to the Share Consolidation and Plan of Arrangement and transactions related thereto, as illustrated by the following table:

	$	$
Exercise Price per Common Share		45.00
Consolidated pro forma net tangible book value per Common Share as of December 31, 2023	12.09
Increase in consolidated pro forma net tangible book value per Common Share attributable to the offering	0.59
As adjusted consolidated pro forma net tangible book value per Common Share after this offering		12.68
Dilution per Common Share to new investors participating in this offering		32.32

The number of Common Shares outstanding both before and immediately after this offering on a pro forma basis after giving effect to the Share Consolidation and Plan of Arrangement and related transactions is based on 3,117,899 shares outstanding as of December 31, 2023, and excludes as of such date:

●	58,195 Common Shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $103.76 per share;
●	81,279 Common Shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $32.90 per share; and
●	218,512 Common Shares reserved for future issuance under our 2018 Long-Term Incentive Plan.

18

On May 3, 2024, Aeterna Zentaris’ 4:1 share consolidation (or reverse stock split) (the “Share Consolidation”) of Aeterna Zentaris’ common shares (the “Common Shares”) became effective on the basis of one post-Share Consolidation Common Share for every four pre-Share Consolidation Common Shares and the Common Shares commenced trading on a post-Share Consolidation basis on the TSX and NASDAQ at the opening of trading on such date. Unless otherwise indicated, all references to numbers of our Common Shares, including the Common Shares issuable upon exercise of warrants offered pursuant to the prospectus included in the Form F-1, and all outstanding convertible securities, including the warrants exercisable for the Common Shares offered by the prospectus included in the Form F-1, have been adjusted to reflect the Share Consolidation as if it had already occurred.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital structure consists of an unlimited number of shares of the following classes (all classes are without nominal or par value): Common Shares and first preferred shares (the “First Preferred Shares”) and second preferred shares (the “Second Preferred Shares” and, together with the First Preferred Shares, the “Preferred Shares”), both issuable in series. Following the Share Consolidation, there will be, approximately 1,213,969 Common Shares outstanding. No Preferred Shares have been issued to date. We have also issued warrants to acquire Common Shares in connection with certain equity financings.

Common Shares

The holders of the Common Shares are entitled to one vote for each Common Share held by them at all meetings of shareholders, except meetings at which only shareholders of a specified class of shares are entitled to vote. In addition, the holders are entitled to receive dividends if, as and when declared by the Aeterna Zentaris Board on the Common Shares. Finally, the holders of the Common Shares are entitled to receive our remaining property upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary. Shareholders have no liability to further capital calls as all shares issued and outstanding are fully paid and non-assessable.

Preferred Shares

The Preferred Shares are issuable in series with rights and privileges specific to each class. The holders of Preferred Shares are generally not entitled to receive notice of or to attend or vote at meetings of shareholders. The holders of First Preferred Shares are entitled to preference and priority to any participation of holders of Second Preferred Shares, Common Shares or shares of any other class of shares of our share capital ranking junior to the First Preferred Shares with respect to dividends and, in the event of our liquidation, the distribution of our property upon our dissolution or winding-up, or the distribution of all or part of our assets among the shareholders, to an amount equal to the value of the consideration paid in respect of such shares outstanding, as credited to our issued and paid-up share capital, on an equal basis, in proportion to the amount of their respective claims in regard to such shares held by them. The holders of Second Preferred Shares are entitled to preference and priority to any participation of holders of Common Shares or shares of any other class of shares of our share capital ranking junior to the Second Preferred Shares with respect to dividends and, in the event of our liquidation, the distribution of our property upon our dissolution or winding-up, or the distribution of all or part of our assets among the shareholders, to an amount equal to the value of the consideration paid in respect of such shares outstanding, as credited to our issued and paid-up share capital, on an equal basis, in proportion to the amount of their respective claims in regard to such shares held by them.

The Aeterna Zentaris Board may, from time to time, provide for additional series of Preferred Shares to be created and issued, but the issuance of any Preferred Shares is subject to the general duties of the directors under the CBCA to act honestly and in good faith with a view to our best interests and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Warrants

For a description of the Aeterna Zentaris Warrants, see – note 16 – share capital and note 17 - warrants, to the audited consolidated financial statements for the years ended December 31, 2023, 2022 and 2021 contained in the Form 20-F, which is incorporated herein by reference.

19

DESCRIPTION OF COMMON WARRANTS

The Common Warrants were issued on July 7, 2020, pursuant to a prospectus dated July 1, 2020. The Common Warrants were issued as individual warrant agreements to the investors. The material terms and provisions of the Common Warrants are summarized below. The Common Warrants represent the rights to purchase an aggregate of up to 56,211 Common Shares at an exercise price per share of $45.00.

The material terms and provisions of our Common Shares (and associated Common Share purchase rights) and each other class of our securities that qualifies or limits our Common Shares are described in the section entitled “Description of Share Capital” beginning on page 19 of this prospectus.

Duration and Exercise Price

The Common Warrants have an exercise price per share equal to $45.00. The Common Warrants were immediately exercisable and will expire on July 7, 2025. The exercise price and number of Common Shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Shares and the exercise price. In addition, we may, with the consent of the Common Warrant holders, reduce the then current exercise price with respect to the Common Warrants to any amount and for any period of time deemed appropriate by our board of directors.

Exercisability

The Common Warrants are exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). Subject to certain limitations and exceptions, a holder (together with its affiliates) may not exercise any portion of a Common Warrant to the extent that the holder would beneficially own more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding Common Shares immediately after exercise of such Common Warrant, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Common Warrants up to 9.99% of the number of Common Shares outstanding immediately after giving effect to the exercise. No fractional Common Shares will be issued in connection with the exercise of a Common Warrant. In lieu of fractional Common Shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

20

Cashless Exercise

If, at the time a holder exercises the Common Warrant, a registration statement registering the issuance of the Common Shares underlying the Common Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Common Shares determined according to a formula set forth in the Common Warrants.

Fundamental Transaction

If, at any time while the Common Warrants are outstanding, (1) we, directly or indirectly, consolidate or merge with or into another person, (2) we, directly or indirectly, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any direct or indirect purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our Common Shares are permitted to sell, tender or exchange their Common Shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of Common Shares, (4) we, directly or indirectly, effect any reclassification, reorganization or recapitalization of our Common Shares or any compulsory share exchange pursuant to which our Common Shares are converted into or exchanged for other securities, cash or property, or (5) we, directly or indirectly, consummate a stock or share purchase agreement or other business combination with another person whereby such other person acquires more than 50% of our outstanding Common Shares, each, a “Fundamental Transaction”, then upon any subsequent exercise of the Common Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Common Shares then issuable upon exercise of the Common Warrant, and any additional consideration payable as part of the Fundamental Transaction. In certain circumstances, upon a fundamental transaction, the holder will have the right to require us or a successor entity to repurchase its Common Warrants at the Black Scholes option pricing formula value; provided, however, that if the fundamental transaction is not within the Company’s control, including not approved by the Company’s board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the Common Warrant, that is being offered and paid to the holders of our Common Shares in connection with the fundamental transaction.

Transferability

Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant together with the appropriate instruments of transfer.

Rights as a Shareholder

Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of Common Shares, a holder of Common Warrants does not have rights or privileges of a holder of Common Shares, including any voting rights or dividends, until the holder exercises the Common Warrants.

21

INCOME TAX CONSIDERATIONS

THE FOLLOWING SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR INVESTOR. CONSEQUENTLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR ADVICE AS TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following discussion is a summary of the material U.S. federal income tax consequences applicable to the purchase, ownership and disposition of Common Shares being offered by this prospectus by a U.S. Holder (as defined below), but does not purport to be a complete analysis of all potential U.S. federal income tax consequences.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, published IRS rulings and judicial decisions in effect on the date of this prospectus. All of these are subject to change, possibly with retroactive effect, or different interpretations. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in light of their specific circumstances (for example, U.S. Holders subject to the alternative minimum tax or the Medicare contribution tax on net investment income under the Code) or to holders that may be subject to special rules under U.S. federal income tax law, including, without limitation:

●	dealers in stocks, securities or currencies;

●	securities traders that use a mark-to-market accounting method;

●	banks and financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	tax-exempt organizations;

●	retirement plans, individual plans, individual retirement accounts and tax-deferred accounts;

●	partnerships or other pass-through entities for U.S. federal income tax purposes and their partners, shareholders or members;

●	persons holding Common Shares as part of a hedging or conversion transaction, straddle or other integrated or risk reduction transaction;

●	persons who or that are, or may become, subject to the expatriation provisions of the Code;

●	persons whose functional currency is not the U.S. dollar; and

●	direct, indirect or constructive owners of 10% or more of the total combined voting power of all classes of our voting stock or 10% or more of the total value of shares of all classes of our stock.

22

This summary also does not discuss any aspect of state, local or foreign law, or estate or gift tax law as applicable to U.S. Holders. In addition, this discussion is limited to U.S. Holders purchasing Common Shares pursuant to this prospectus and that will hold such Common Shares as capital assets. For purposes of this summary, “U.S. Holder” means a beneficial holder of Common Shares who or that for U.S. federal income tax purposes is:

●	an individual citizen or resident of the U.S.;

●	a corporation or other entity classified as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if (a) a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more “U.S. persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (b) a valid election is in effect to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. This summary does not address the tax consequences to any such partner. Such a partner should consult its own tax advisor as to the tax consequences of the partnership purchasing, owning and disposing of Common Shares.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DESCRIBED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

Tax Consequences if we are a Passive Foreign Investment Company

A non-US corporation will be classified as a passive foreign investment company (“PFIC”) for any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules,” either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average quarterly value of its assets is attributable to assets which produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

The determination of whether we are, or will be, a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to various interpretations. Although the matter is not free from doubt, we believe that we were not a PFIC during our 2023 taxable year and will not likely be a PFIC during our 2024 taxable year. Because PFIC status is based on our income, assets and activities for the entire taxable year, and our market capitalization, it is not possible to determine whether we will be characterized as a PFIC for the 2024 taxable year until after the close of the taxable year. The tests for determining PFIC status are subject to a number of uncertainties. These tests are applied annually, and it is difficult to accurately predict future income, assets and activities relevant to this determination. In addition, because the market price of our Common Shares is likely to fluctuate, the market price may affect the determination of whether we will be considered a PFIC. There can be no assurance that we will not be considered a PFIC for any taxable year (including our 2024 taxable year). Prospective investors should consult their own tax advisors regarding the Company’s PFIC status.

23

If the Company is classified as a PFIC for any taxable year during which a U.S. Holder owns Common Shares, the U.S. Holder, absent certain elections (including the mark-to-market and QEF elections described below), will generally be subject to adverse rules (regardless of whether the Company continues to be classified as a PFIC) with respect to (i) any “excess distributions” (generally, any distributions received by the U.S. Holder on the Common Shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Common Shares) and (ii) any gain realized on the sale or other disposition of the Common Shares.

Under these adverse rules (a) the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which the Company is classified as a PFIC will be taxed as ordinary income and (c) the amount allocated to each of the other taxable years during which the Company was classified as a PFIC will be subject to tax at the highest rate of tax in effect for the applicable category of taxpayer for that year and an interest charge will be imposed with respect to the resulting tax attributable to each such other taxable year. A U.S. Holder that is not a corporation will be required to treat any such interest paid as “personal interest,” which is not deductible.

U.S. Holders can avoid the adverse rules described above in part by making a mark-to-market election with respect to the Common Shares, provided that the Common Shares are “marketable.” The Common Shares will be marketable if they are “regularly traded” on a “qualified exchange” or other market within the meaning of applicable U.S. Treasury regulations. For this purpose, the Common Shares generally will be considered to be regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. The Common Shares are currently listed on the NASDAQ, which constitutes a qualified exchange; however, there can be no assurance that the Common Shares will be treated as regularly traded for purposes of the mark-to-market election on a qualified exchange. If the Common Shares were not regularly traded on the NASDAQ or were delisted from the NASDAQ and were not traded on another qualified exchange for the requisite time period described above, the mark-to-market election would not be available.

A U.S. Holder that makes a mark-to-market election must include in gross income, as ordinary income, for each taxable year an amount equal to the excess, if any, of the fair market value of the U.S. Holder’s Common Shares at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the Common Shares. An electing U.S. Holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted tax basis in the Common Shares over the fair market value of the Common Shares at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains previously included in income. A U.S. Holder that makes a mark-to-market election generally will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in gross income or allowed as a deduction because of such mark-to-market election. Gains from an actual sale or other disposition of the Common Shares will be treated as ordinary income, and any losses incurred on a sale or other disposition of the Common Shares will be treated as ordinary losses to the extent of any net mark-to-market gains previously included in income.

If we are classified as a PFIC for any taxable year in which a U.S. Holder owns Common Shares, but before a mark-to-market election is made, the adverse PFIC rules described above will apply to any mark-to-market gain recognized in the year the election is made. Otherwise, a mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years. The election cannot be revoked without the consent of the IRS unless the Common Shares cease to be marketable, in which case the election is automatically terminated.

If the Company is classified as a PFIC, a U.S. Holder of Common Shares will generally be treated as owning stock owned by the Company in any direct or indirect subsidiaries that are also PFICs and will be subject to similar adverse rules with respect to distributions to the Company by, and dispositions by the Company of, the stock of such subsidiaries. A mark-to-market election is not permitted for the shares of any subsidiary of the Company that is also classified as a PFIC. Prospective investors should consult their own tax advisors regarding the availability of, and procedure for making, a mark-to-market election.

24

In some cases, a shareholder of a PFIC can avoid the interest charge and the other adverse PFIC consequences described above by making a QEF election to be taxed currently on its share of the PFIC’s undistributed income. We will endeavor to satisfy the record keeping requirements that apply to a QEF and to supply requesting U.S. Holders with the information that such U.S. Holders are required to report under the QEF rules. There can be no assurance, however, that we will satisfy the record keeping requirements or provide the information required to be reported by U.S. Holders.

A U.S. Holder that makes a timely and effective QEF election for the first tax year in which its holding period of its Common Shares begins generally will not be subject to the adverse PFIC consequences described above with respect to its Common Shares. Rather, a U.S. Holder that makes a timely and effective QEF election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the Company’s net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the Company’s ordinary earnings, which will be taxed as ordinary income to such U.S. Holder, in each case regardless of which such amounts are actually distributed to the U.S. Holder by the Company. Generally, “net capital gain” is the excess of (i) net long-term capital gain over (ii) net short-term capital loss, and “ordinary earnings” are the excess of (A) “earnings and profits” over (B) net capital gain.

A U.S. Holder that makes a timely and effective QEF election with respect to the Company generally (a) may receive a tax-free distribution from us to the extent that such distribution represents “earnings and profits” that were previously included in income by the U.S. Holder because of such QEF election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF election. In addition, a U.S. Holder that makes a QEF election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

The QEF election is made on a shareholder-by-shareholder basis. Once made, a QEF election will apply to the tax year for which the QEF election is made and to all subsequent tax years, unless the QEF election is invalidated or terminated or the IRS consents to revocation of the QEF election. In addition, if a U.S. Holder makes a QEF election, the QEF election will remain in effect (although it will not be applicable) during those tax years in which we are not a PFIC.

If the Company is classified as a PFIC and then ceases to be so classified, a U.S. Holder may make an election (a “deemed sale election”) to be treated for U.S. federal income tax purposes as having sold such U.S. Holder’s Common Shares on the last day of the taxable year of the Company during which it was a PFIC. A U.S. Holder that made a deemed sale election would then cease to be treated as owning stock in a PFIC by reason of ownership of Common Shares in the Company. Any gain recognized, however, as a result of making the deemed sale election would be subject to the adverse rules described above and loss would not be recognized.

If the Company is a PFIC in any year with respect to a U.S. Holder, the U.S. Holder will be required to file an annual information return on IRS Form 8621 regarding distributions received on Common Shares and any gain realized on the disposition of Common Shares.

In addition, if the Company is a PFIC, U.S. Holders will generally be required to file an annual information return with the IRS (also on IRS Form 8621, which PFIC shareholders are required to file with their U.S. federal income tax or information returns) relating to their ownership of Common Shares.

Prospective investors should consult their own tax advisors regarding the potential application of the PFIC regime and any reporting obligations to which they may be subject under that regime.

Taxation of Distributions

Subject to the PFIC rules discussed above, any distributions paid by us out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), before reduction for any Canadian withholding tax paid with respect thereto, will generally be taxable to a U.S. Holder as foreign source dividend income, and generally will not be eligible for the dividends received deduction generally allowed to corporations.

Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Common Shares and, thereafter, as capital gain. We do not, however, intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, U.S. Holders should expect that any distribution from us generally will be treated for U.S. federal income tax purposes as a dividend. Prospective investors should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from us.

25

Dividends paid to non-corporate U.S. Holders by us in a taxable year in which we are treated as a PFIC, or in the immediately following taxable year, will not be eligible for the special reduced rates normally applicable to long-term capital gains. In all other taxable years, dividends paid by us should be taxable to a non-corporate U.S. Holder at the special reduced rates normally applicable to long-term capital gains, provided that certain conditions are satisfied (including a minimum holding period requirement). We believe we were not a PFIC for the 2023 taxable year. However, no assurance can be provided that we will not be classified as a PFIC for 2024 and, therefore, no assurance can be provided that a U.S. Holder will be able to claim a reduced rate for dividends paid in 2023 or 2024 (if any). Please see the subsection above entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders — Tax Consequences if we are a Passive Foreign Investment Company” for a more detailed discussion.

Under current law, payments of dividends by us to non-Canadian investors are generally subject to a 25% Canadian withholding tax. The rate of withholding tax applicable to U.S. Holders that are eligible for benefits under the Canada-United States Tax Convention (the “Convention”) is reduced to a maximum of 15% (or 5% in the case of a U.S. holder that is a company beneficially owning at least 10% of the Company’s voting shares). This reduced rate of withholding will not apply if the dividends received by a U.S. Holder are effectively connected with a permanent establishment of the U.S. Holder in Canada. In such case, the provisions of Article VII (Business Profits) of the Convention should apply. For U.S. federal income tax purposes, U.S. Holders will be treated as having received the amount of Canadian taxes withheld by the Company, and as then having paid over the withheld taxes to the Canadian taxing authorities. As a result of this rule, the amount of dividend income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of dividends may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from the Company with respect to the payment.

Subject to certain limitations, a U.S. Holder will generally be entitled, at the election of the U.S. Holder, to a credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for Canadian income taxes withheld from distribution. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year. For purposes of the foreign tax credit limitation, dividends paid by us generally will constitute foreign source income in the “passive category income” basket. The foreign tax credit rules are complex and prospective investors should consult their own tax advisors concerning the availability of the foreign tax credit in their particular circumstances.

Dividends paid in Canadian dollars will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date the U.S. Holder (actually or constructively) receives the dividend, regardless of whether such Canadian dollars are actually converted into U.S. dollars at that time. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Gain or loss, if any, realized on a sale or other disposition of the Canadian dollars will generally be U.S. source ordinary income or loss to a U.S. Holder.

We generally do not pay any dividends and do not anticipate paying any dividends in the foreseeable future.

Sale, Exchange or Other Taxable Disposition of Common Shares

Subject to the PFIC rules discussed above, upon a sale, exchange or other taxable disposition of Common Shares, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in the Common Shares.

This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Common Shares exceeds one year. The deductibility of capital losses is subject to limitations. Any gain or loss will generally be U.S. source for U.S. foreign tax credit purposes.

26

Information Reporting and Backup Withholding

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our securities within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our securities by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in securities it owns and adjustments to that tax basis and whether any gain or loss with respect to such securities is long term or short term also may be required to be reported to the IRS.

In addition, U.S. federal income tax information reporting rules generally require certain individuals who are U.S. Holders to file IRS Form 8938 to report the ownership of specified foreign financial assets if the total value of those assets exceeds an applicable threshold amount (subject to certain exceptions). For these purposes, a specified foreign financial asset includes not only a financial account (as defined for these purposes) maintained by a foreign financial institution, but also any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity, provided that the asset is not held in an account maintained by a financial institution. The minimum applicable threshold amount is generally US $50,000 in the aggregate, but this threshold amount varies depending on whether the individual lives in the U.S., is married, files a joint income tax return with his or her spouse, and certain other factors. Certain domestic entities that are U.S. Holders may also be required to file IRS Form 8938 if both (i) such entities are owned at least 80% by an individual who is a U.S. citizen or U.S. tax resident (or in some cases, by a nonresident alien who meets certain criteria) or are trusts with beneficiaries that are such individuals and (ii) more than 50% of their income consists of certain passive income or more than 50% of their assets is held for the production of such income. U.S. Holders are urged to consult with their tax advisors regarding their reporting obligations, including the requirement to file IRS Form 8938.

U.S. Holders who transfer more than $100,000 to us in a 12-month period (and/or who become owners of 10% or more of our securities) will be required to file IRS Form 926, Return by U.S. Transferor of Property to a Foreign Corporation, and U.S. Holders who become holder of more than 10% of our securities may also have to file IRS Form 5471, Information Return of U.S. Persons With Respect to Certain Foreign Corporations, in each case reporting transfers of cash or other property to us and information relating to the U.S. Holder and us. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with these filing requirements. U.S. Holders should consult their own tax advisors about the need to file these forms. See also the discussion, above, regarding IRS Form 8621, Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund.

Backup withholding of U.S. federal income tax, currently at a rate of 24%, generally will apply to dividends paid on our securities to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of our securities by a U.S. Holder (other than an exempt recipient), in each case who:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS that backup withholding is required; or

●	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Canadian Federal Income Tax Considerations For U.S. Holders

The following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations generally applicable to the holding and disposition Common Shares acquired pursuant to this prospectus by a holder who, at all relevant times, (a) for the purposes of the Income Tax Act (Canada) (the “Tax Act”), (i) is not resident, or deemed to be resident, in Canada, (ii) deals at arm’s length with, and is not affiliated with, the Company, (iii) beneficially owns Common Shares as capital property, (iv) does not use or hold the Common Shares in the course of carrying on, or otherwise in connection with, a business or a part of a business carried on or deemed to be carried on in Canada, and (v) is not a “registered non-resident insurer” or “authorized foreign bank” within the meaning of the Tax Act, and (b) for the purposes of the Convention, is a resident of the U.S., has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and is a qualifying person or otherwise qualifies for the full benefits of the Convention. Common Shares will generally be considered to be capital property to a holder unless such Common Shares are held in the course of carrying on a business of buying or selling securities or an adventure or concern in the nature of trade. Holders who meet all the criteria in clauses (a) and (b) are referred to herein as a “U.S. Holder” or “U.S. Holders.” This summary does not deal with special situations, such as the particular circumstances of traders or dealers or holders who have entered or will enter into a “derivative forward agreement” (as defined in the Tax Act) in respect of any of the Common Shares. Such holders and other holders who do not meet the criteria in clauses (a) and (b) should consult their own tax advisors.

27

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) made publicly available prior to the date hereof. It also takes into account all proposed amendments to the Tax Act and the Regulations publicly released by the Minister of Finance (Canada) (the “Tax Proposals”) prior to the date hereof, and assumes that all such Tax Proposals will be enacted as currently proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder and no representation with respect to the federal income tax consequences to any particular U.S. Holder or prospective U.S. Holder is made. The tax consequences to a U.S. Holder will depend on the holder’s particular circumstances. Accordingly, U.S. Holders should consult with their own tax advisors for advice with respect to their own particular circumstances.

Currency Conversion

In general, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Common Shares must be converted into Canadian dollars based on the applicable exchange rate quoted by the Bank of Canada for the relevant day or such other rate of exchange that is acceptable to the Minister of Revenue (Canada).

Exercise of Warrants

No gain or loss will be realized by a U.S. Holder of a Common Warrant upon the exercise of such Common Warrants for Common Shares. When a Common Warrant is exercised, the U.S. Holder’s cost of the Common Share acquired thereby will be equal to the adjusted cost base of the Common Warrant to such U.S. Holder, plus the amount paid by such U.S. Holder on the exercise of the Common Warrant. For the purpose of computing the adjusted cost base to a U.S. Holder of the Common Shares acquired on the exercise of Common Warrants, the cost of such Common Shares must be averaged with the adjusted cost base to such U.S. Holder of all other Common Shares (if any) held by the U.S. Holder as capital property immediately prior to the exercise of such Common Warrant.

Dividends

Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment, or in satisfaction of, dividends on the Common Shares to a U.S. Holder will be subject to Canadian withholding tax. Under the Convention, the rate of Canadian withholding tax on dividends paid or credited by the Company to a U.S. Holder that beneficially owns such dividends is generally 15% unless the beneficial owner is a company that owns at least 10% of the Company’s voting stock at that time, in which case the rate of Canadian withholding tax is reduced to 5%.

28

Dispositions

Upon the disposition of a Common Share, a U.S. Holder will realize a capital gain (or capital loss) in the taxation year of the disposition equal to the amount by which the U.S. Holder’s proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the U.S. Holder of the Common Shares immediately before the disposition or deemed disposition.

A U.S. Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such U.S. Holder on a disposition of Common Shares, unless such Common Shares constitute “taxable Canadian property” (as defined in the Tax Act) of the U.S. Holder at the time of disposition and the U.S. Holder is not entitled to relief under the Convention.

Provided that the Common Shares are listed on a designated stock exchange for purposes of the Tax Act (which currently includes the NASDAQ and the TSX) at the time of the disposition, the Common Shares generally will not constitute taxable Canadian property of a U.S. Holder, unless: (a) at any time during the 60-month period immediately preceding the disposition or deemed disposition of the Common Shares (as applicable): (i) 25% or more of the issued shares of any class or series of the share capital of the Company were owned by, or belonged to, one or any combination of (x) the U.S. Holder, (y) persons with whom the U.S. Holder did not deal at arm’s length (within the meaning of the Tax Act) and (z) partnerships in which the U.S. Holder or a person referred to in (y) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: (A) real or immovable property situated in Canada, (B) Canadian resource property (as defined in the Tax Act), (C) timber resource property (as defined in the Tax Act), and (D) options in respect of, or interests in, or for civil law rights in, property described in any of (A) through (C) above, whether or not such property exists; or (b) the Common Share is deemed under the Tax Act to be taxable Canadian property.

If a Common Share is taxable Canadian property to a U.S. Holder, any capital gain realized on the disposition or deemed disposition of such Common Share may not be subject to Canadian federal income tax pursuant to the terms of the Convention. Non-Resident Holders whose Common Shares may be taxable Canadian property should consult their own tax advisors.

29

PLAN OF DISTRIBUTION

We will deliver Common Shares upon the exercise of the Common Warrants. Each of the Common Warrants contains instructions for exercise. We will deliver Common Shares in the manner described above in the section titled “Description of Common Warrants.” We do not know if or when the Common Warrants will be exercised. We also do not know whether any of the Common Shares acquired upon exercise will be sold.

30

LEGAL MATTERS

The validity of the Common Shares issuable upon the exercise of the Common Warrants and certain other matters of Canadian law were passed upon for us by Stikeman Elliott LLP, Toronto, Canada.

EXPERTS

The financial statements of Aeterna Zentaris as of December 31, 2023, and for the year ended December 31, 2023, incorporated by reference in this prospectus, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Aeterna Zentaris as of December 31, 2022 and for each of the two years in the period ended December 31, 2022 incorporated by reference in this prospectus have been audited by Ernst & Young LLP, the predecessor independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ceapro as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 incorporated by reference in this prospectus through the May 15 Form 6-K have been audited by Raymond Chabot Grant Thornton LLP, an independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation incorporated under and governed by the CBCA. Many of our officers and directors, and some of the experts named in this prospectus, are residents of Canada or elsewhere outside of the U.S., and a substantial portion of our assets and the assets of such persons are located outside the U.S. As a result, it may be difficult for investors in the U.S. to effect service of process within the U.S. upon such directors, officers and representatives of experts who are not residents of the U.S. or to enforce against them judgments of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities laws of any state within the U.S. We have been advised by our legal counsel, Norton Rose Fulbright Canada LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Norton Rose Fulbright Canada LLP, however, that there is substantial doubt as to whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 20-F with the SEC, and we furnish other documents, such as quarterly and current reports, proxy statements and other information and documents that we file with the Canadian securities regulatory authorities, to the SEC, as required. The materials we file with or furnish to the SEC are available to the public on the SEC’s Internet website at www.sec.gov. Those filings are also available to the public on our corporate website at www.zentaris.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. As we are a Canadian issuer, we also file continuous disclosure documents with the Canadian securities regulatory authorities, which documents are available on the System for Electronic Document Analysis and Retrieval (“SEDAR+”) website maintained by the Canadian Securities Administrators at www.sedarplus.ca.

This prospectus forms part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or electronically at www.sec.gov.

31

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed or furnished by us with the SEC are hereby incorporated by reference into, and form an integral part of, this prospectus:

(a)	our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the Commission on March 27, 2024 (the “2023 Form 20-F ”);
(b)	our Reports on Form 6-K furnished to the Commission on March 28, 2024 (including Exhibit 99.1 thereto), May 1, 2024 (including Exhibits 99.1 and 99.2 thereto), May 9, 2024 (including Exhibit 99.1 thereto, but excluding Exhibit 99.2 thereto), May 14, 2024 (including Exhibits 99.1 and 99.2 thereto), May 15, 2024 (including Exhibit 99.1 thereto), May 15, 2024 (including Exhibits 99.1, 99.2 and 99.3 thereto, but excluding Exhibits 23.1 and 23.2 thereto), May 16, 2024 (including Exhibits 99.1 and 99.2 thereto, but excluding Exhibits 99.3 and 99.4 thereto) and May 17, 2024 (including Exhibits 99.1 and 99.2 thereto); and
(c)	the description of the our Common Shares contained in Exhibit 2.2 to the 2023 Form 20-F, including any amendment or report filed with the Commission for the purpose of updated such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any Form 6-K subsequently furnished by us that are identified by us as being incorporated by reference in this prospectus, shall also be deemed to be incorporated by reference in this prospectus and to be part hereof and thereof from the date of filing or submission of such documents.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

Any statement contained in any document incorporated or deemed to be incorporated by reference into, or set forth directly in or deemed to be part of, this prospectus shall be deemed to be modified, superseded and/or replaced for purposes of this prospectus to the extent that a statement contained in, or deemed to be part of, this prospectus or in any other subsequently filed or furnished document that is also, or is also deemed to be, incorporated by reference, or deemed to be a part of, this prospectus modifies, supersedes and/ or replaces such statement. Any such statement so modified, superseded and/or replaced shall not be deemed, except as so modified, superseded and/or replaced, to constitute a part of this prospectus.

Potential investors, including any beneficial owner, may obtain a copy of any of the documents summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings incorporated by reference herein without charge by written or oral request directed to:

Aeterna Zentaris Inc.

Attention: Investor Relations

315 Sigma Drive

Summerville, South Carolina

USA, 29486

Tel. (843) 900-3223

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

32

56,211 Common Shares

Issuable upon Exercise of Warrants

Aeterna Zentaris Inc.

PROSPECTUS

               , 2024

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 124 of the Canada Business Corporations Act (the “CBCA”), the registrant may indemnify a present or former director or officer of the registrant or another individual who acts or acted at the registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the registrant or other entity. The registrant may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the registrant or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the registrant’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the registrant or other entity to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from the registrant as a matter of right if he or she was not judged by the Court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above. The registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the moneys if he or she does not fulfill the conditions set forth above to qualify for indemnification.

In accordance with the provisions of the CBCA described above, the by-laws of the registrant provide that the Company shall, to the full extent provided by law, indemnify a director or officer of the Company, a former director or officer of the Company or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

The by-laws of the registrant also provide that the registrant may, to the extent permitted by the CBCA, purchase and maintain insurance for the benefit of any person referred to above against any such liability as the board of directors of the registrant may from time to time determine.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The registrant has also agreed to indemnify and save harmless the directors and its senior corporate officers as well as the managing director of its German subsidiary pursuant to various Director and Officer Indemnification Agreements against certain costs, charges, damages, awards, settlements, liabilities, interest, judgments, fines, penalties, statutory obligations, professional fees and retainers and other expenses of whatever nature or kind, provided that any such costs, charges, professional fees and other expenses are reasonable (collectively, “Expenses”) and from and against all Expenses sustained or incurred by the indemnified party as a result of serving as a director, officer or employee of the registrant in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted, omitted or acquiesced in by the indemnified party as a director, officer or employee of the registrant. The form of Director and Officer Indemnification Agreement has been furnished to the SEC as Exhibit 99.1 to the registrant’s Report on Form 6-K dated October 21, 2016.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

We did not sell any unregistered securities of ours within the past three years (i.e., since May 29, 2021, up to the date of this registration statement) which were not registered under the Securities Act.

II-1

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following documents are filed as part of this registration statement:

See Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

None.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a further post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8. A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a) (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

II-2

(b) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-3

EXHIBIT INDEX

Exhibit Index

2.1*	Arrangement Agreement dated December 14, 2023 (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K filed with the Commission on December 22, 2023)
2.2*	Amendment to Arrangement Agreement, dated January 16, 2024, by and between Aeterna Zentaris Inc. and Ceapro Inc. (incorporated by reference to Exhibit 99.1 of the Registrant’s report on Form 6-K furnished to the Commission on February 27, 2024)
3.1*	Restated Certificate of Incorporation and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K furnished to the Commission on May 25, 2011)
3.2*	Certificate of Amendment and Articles of Amendment of the Registrant (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K furnished to the Commission on October 3, 2012)
3.3*	Certificate of Amendment and Articles of Amendment of the Registrant (incorporated by reference to Exhibit 99.1 to the Registrant’s report on Form 6-K furnished to the Commission on November 17, 2015)
3.4*	Amended and Restated By-Law One of the Registrant (incorporated by reference to Exhibit 1.3 of the Registrant’s Annual Report on Form 20-F for the financial year ended December 31, 2012 filed with the Commission on March 22, 2013)
3.5*	Certificate of Amendment and Articles of Amendment of the Registrant (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K furnished to the Commission on May 1, 2024)
4.1*	Amended and Restated Shareholder Rights Plan Agreement between the Registrant and Computershare Trust Company of Canada, as Rights Agent, dated as of May 8, 2019 (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K furnished to the Commission on May 9, 2019)
4.2*	Form of Common Share Purchase Warrant (incorporated by reference to Exhibit 4.5 of the Registrant’s Registration Statement on Form F-1 filed with the Commission on June 30, 2020)
4.3*	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.6 of the Registrant’s Registration Statement on Form F-1 filed with the Commission on June 30, 2020)
4.4*	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.7 of the Registrant’s Registration Statement Form F-1 filed with the Commission on June 30, 2020)
5.1**	Opinion of Strikeman Elliott, LLP, Canadian counsel to the Company, as to the validity of the Common Shares
10.1±*	Second Amended and Restated Stock Option Plan of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 20-F for the financial year ended December 31, 2013 filed with the Commission on March 21, 2014)
10.2±*	2018 Long-Term Incentive Plan of the Registrant (incorporated by reference to Exhibit 4.7 of the Registrant’s Form S-8 filed with the Commission on May 8, 2018)
10.3*	License and Assignment Agreement, dated January 16, 2018 by and between Aeterna Zentaris GmbH and Strongbridge Ireland Limited (incorporated by reference to Exhibit 99.2 of the Registrant’s report on Form 6-K furnished to the Commission on January 19, 2018)
10.4*	Placement Agency Agreement between the Registrant and Maxim Group LLC, dated as of September 20, 2019 (incorporated by reference to Exhibit 99.2 of the Registrant’s report on Form 6-K furnished to the Commission on September 20, 2019)
10.5*	Form of Securities Purchase Agreement by and between the Registrant and certain institutional investors, dated as of September 20, 2019 (incorporated by reference to Exhibit 99.3 of the Registrant’s report on Form 6-K furnished to the Commission on September 20, 2019)
10.6*	Form of Warrant Agreement (incorporated by reference to Exhibit 99.1 of the Registrant’s report on Form 6-K furnished to the Commission on September 20, 2019)
10.7*	Form of Common Warrant (incorporated by reference to Exhibit 4.5 of the Registrant’s Registration Statement on Form F-1 filed with the Commission)
10.8*	Form of Placement Agent Warrant (incorporated by reference to Exhibit 99.4 of the Registrant’s report on Form 6-K furnished to the Commission on February 21, 2020)
10.9*	Form of Underwriter Warrant (incorporated by reference to Exhibit 99.2 of the Registrant’s report on Form 6-K furnished to the Commission on February 18, 2021)
10.10*	Form of Investor Warrant (incorporated by reference to Exhibit 99.1 of the Registrant’s report on Form 6-K furnished to the Commission on August 5, 2020)
10.11*	Form of Placement Agent Warrant (incorporated by reference to Exhibit 99.5 of the Registrant’s report on Form 6-K furnished to the Commission on August 5, 2020)
10.12*	Amendment Agreement dated November 16, 2020, by and between Aeterna Zentaris GmbH and Novo Nordisk Biopharm Limited. (incorporated by reference to Exhibit 99.1 of the Registrant’s report on Form 6-K furnished to the Commission on November 16, 2020)
10.13*	License Agreement effective December 7, 2020, by and between Aeterna Zentaris GmbH and Consilient Health Ltd. (incorporated by reference to Exhibit 99.1 of the Registrant’s report on Form 6-K furnished to the Commission on December 7, 2020)
10.14*	Engagement Letter dated February 14, 2021 between the Registrant and H.C. Wainwright & Co. (incorporated by reference to Exhibit 4.17 to the Registrant’s Annual Report on Form 20-F for the financial year ended December 31, 2021 filed with the Commission on March 29, 2022)
10.15*	Novo Nordisk August 26, 2022 Early Termination of Amendment Agreement dated as of 16 November 2020 (incorporated by reference to Exhibit 4.7 to the Registrant’s Annual Report on Form 20-F for the financial year ended December 31, 2023 filed with the Commission on March 27, 2024)
10.16*	Form of Warrant Agreement for Aeterna Zentaris New Warrants (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form F-1 filed with the Commission on February 15, 2024)
10.17*	Form of Aeterna Zentaris New Warrant (incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form F-1 filed with the Commission on February 15, 2024)
21.1*	Subsidiaries of the Registrant (incorporated by reference to Exhibit 8.1 of the Registrant’s Annual Report on Form 20-F for the financial year ended December 31, 2019 filed with the Commission on March 31, 2020)
23.1**	Consent of Stikeman Elliott LLP (included in Exhibit 5.1)
23.2***	Consent of Ernst & Young LLP
23.3***	Consent of Deloitte LLP
23.4***	Consent of Raymond Chabot Grant Thornton LLP
23.5***	Consent of Raymond James & Associates, Inc.
24.1***	Power of Attorney (included on signature page herein)

*	Incorporated by reference
**	Previously filed
***	Filed herewith
±	Management contract or compensatory plan or arrangement.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, South Carolina, on May 30, 2024.

AETERNA ZENTARIS INC.

By:	/s/ Giuliano La Fratta
Name:	Giuliano La Fratta
Title:	Senior Vice President, Chief Financial Officer

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Klaus Paulini, PhD and Giuliano La Fratta and each of them (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462(b) of the U.S. Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the SEC granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities indicated below on May 30, 2024.

Signature	Title

/s/ Klaus Paulini, PhD	President, Chief Executive Officer (Principal
Klaus Paulini, PhD	Executive Officer) and Director

/s/ Giuliano La Fratta	Senior Vice President, Chief Financial Officer
Guiliano La Fratta	(Principal Financial Officer and Principal Accounting Officer)

/s/ Carolyn Egbert	Director and Chair of the Board
Carolyn Egbert

/s/ Peter G. Edwards	Director
Peter G. Edwards

/s/ Gilles Gagnon	Director
Gilles Gagnon

II-5

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Post-Effective Amendment No. 5 to the Registration Statement on Form F-1, solely in the capacity of the duly authorized representative of Aeterna Zentaris Inc. in the United States, on May 30, 2024.

AETERNA ZENTARIS INC.

By:	/s/ Giuliano La Fratta
Name:	Giuliano La Fratta
Title:	Authorized Signatory

II-6